SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Allegheny Energy, Inc.

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Notice of Annual Meeting of Stockholders

to be held on May 15, 2008 and Proxy Statement

800 Cabin Hill Drive

Greensburg, Pennsylvania 15601

March 20, 2008

Dear Fellow Stockholder:

You are cordially invited to attend our annual meeting of stockholders on Thursday, May 15, 2008, at 9:30 a.m. at the New York Marriott Marquis Hotel, 1535 Broadway, New York, New York.

This booklet includes the notice of the annual meeting and proxy statement. The proxy statement describes the business we will conduct at the meeting and provides information about us that you should consider when you vote your shares. The first three items of business are:

•	the election of ten members to your Board of Directors (the “Board”);

•	the ratification of our independent auditor; and

•	the approval of the Allegheny Energy, Inc. 2008 Long-Term Incentive Plan.

Your Board recommends that you vote FOR Items 1, 2 and 3. In addition, there is one stockholder proposal. Your Board recommends that you vote AGAINST this stockholder proposal, which is Item 4.

The proxy statement includes a section highlighting our corporate governance practices. The Company and your Board have a long-standing commitment to good governance, and your Board continuously reviews its governance practices to ensure that they promote stockholder value. In the past year, this ongoing review has resulted in enhancements to our governance practices, including amending our bylaws to clarify the majority voting standard in uncontested elections for directors that we adopted last year. We invite you to review the corporate governance section beginning on page 9 to learn more about our continuing commitment to excellence in corporate governance.

It is important that your stock be represented at the meeting. We hope that you will vote on the matters to be considered by following the instructions on the enclosed proxy card. Whether you choose to vote in person at the meeting or by telephone, Internet or mail, your response is greatly appreciated.

Sincerely,

Paul J. Evanson Chairman, President and Chief Executive Officer

800 Cabin Hill Drive

Greensburg, Pennsylvania 15601

March 20, 2008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

ALLEGHENY ENERGY, INC., a Maryland corporation (the “Company”), will hold its annual meeting of stockholders at the New York Marriott Marquis Hotel, 1535 Broadway, New York, New York, on May 15, 2008, at 9:30 a.m., Eastern Daylight Savings Time, for the following purposes:

1)	To elect ten directors to hold office until the Company’s 2009 annual meeting and until their successors are duly elected and qualify;

2)	To ratify the appointment of the Company’s independent auditor;

3)	To approve the Allegheny Energy, Inc. 2008 Long-Term Incentive Plan;

4)	If properly presented, to consider one stockholder proposal; and

5)	To transact such other business as may properly come before the meeting or any adjournment, postponement or continuation thereof.

Holders of record of the Company’s common stock at the close of business on March 5, 2008 will be entitled to vote at the meeting.

By Order of the Board of Directors,

David M. Feinberg Vice President, General Counsel and Secretary

PROXY STATEMENT

Proxies in the form enclosed are solicited by the Board of Directors (the “Board”) of Allegheny Energy, Inc. (“Allegheny,” the “Company,” “we,” “us,” or “our”) for the annual meeting of stockholders to be held on May 15, 2008 at the New York Marriott Marquis Hotel, 1535 Broadway, New York, New York, at 9:30 a.m., Eastern Daylight Savings Time.

The proxy card provided to each of our stockholders covers the total number of shares of our common stock, par value $1.25 per share, registered in his or her name. The proxy card provided to our employees also will include the shares of our common stock held for their respective accounts in our Employee Stock Ownership and Savings Plan. A proxy may be revoked at any time prior to its exercise by written notice to us, by submission of another proxy bearing a later date or by voting in person at the annual meeting. A proxy authorized through the Internet or by telephone may be revoked by executing a later-dated proxy card, by subsequently authorizing another proxy through the Internet or by telephone or by attending the annual meeting and voting in person. Attending our annual meeting will not automatically revoke your prior proxy; you must vote at the annual meeting to have your prior proxy revoked. If your shares are held by a bank, broker or other holder of record, please refer to the instructions for voting your shares provided by the bank, broker or other holder of record.

At the close of business on March 5, 2008, which is the record date for determining the stockholders entitled to receive notice of and to vote at the annual meeting, there were 167,591,561 outstanding shares of our common stock. Each outstanding share of our common stock is entitled to one vote.

Elections for our directors are subject to cumulative voting. This means that for the election of directors, each holder entitled to vote is entitled to as many votes as equals the number of shares of our common stock held by the holder multiplied by the number of directors to be elected. A holder may cast all of these votes for a single director or may distribute them among the number of directors to be elected or any two or more of them. If you wish to cumulate your votes in this manner, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. Unless otherwise indicated by the stockholder, a vote for the nominees of your Board will give the proxy holders discretionary authority to cumulate all votes to which you are entitled and to allocate them in favor of any one or more of the nominees as the proxy holders determine, except that none of your votes will be cast for any nominee as to whom you instruct that your votes be withheld.

The presence in person or by proxy of the holders of record of a majority of the outstanding shares of our common stock entitled to vote constitutes a quorum. In an uncontested election at the meeting of stockholders at which a quorum is present, any nominee to serve as a director of the Company will be elected if the director receives a vote of the majority of votes cast. A majority of the votes cast (“Majority Vote”) means that the number of shares voted “for” a director must exceed the number of votes “withheld” from that director. With respect to a contested election, a plurality of all the votes cast at the meeting of stockholders at which a quorum is present will be sufficient to elect a director. If a nominee who currently is serving as a director does not receive the affirmative vote of at least a majority of votes cast in an uncontested election, Maryland law provides that the director would continue to serve on your Board as a “holdover director.” However, under our bylaws, any nominee for election as a director in an uncontested election at the meeting of stockholders at which a quorum is present who fails to receive a Majority Vote is obligated to tender his or her resignation to the Nominating and Governance Committee of your Board (the “Governance Committee”) for consideration. The Governance Committee will consider any resignation and recommend to your Board whether to accept it. Your Board is required to take action with respect to the Governance Committee’s recommendation and to publicly disclose each such resignation and the related action taken by your Board.

In addition, the affirmative vote of a majority of all the votes cast is required for ratification of the appointment of our independent auditor, for approval of the Allegheny Energy, Inc. 2008 Long-Term Incentive Plan and for approval of the stockholder proposal. Abstentions and broker “non-votes” will be counted only for purposes of determining whether a quorum is present, but will not be counted as votes cast, and therefore will have no effect on the outcome of the vote on any matter. Additional details are set out in Article II of our bylaws, which are available on our website, www.alleghenyenergy.com, in the Corporate Governance section.

The approximate date on which this proxy statement and form of proxy are first being sent or given to our stockholders is March 24, 2008.

ITEM 1-ELECTION OF DIRECTORS

Presented below is information about each nominee for director. Directors are elected annually and each director will stand for election at the upcoming annual meeting to serve until our 2009 annual meeting of stockholders and until a successor is duly elected and qualified. Any director elected to fill a vacancy on your Board at any time other than at an annual election of directors also will be elected to a term expiring at the next annual meeting of stockholders and until their successors are duly elected and qualify.

The proxies received, unless marked to the contrary, will be voted for the election of the following persons who are the nominees of your Board in this election. Your Board does not expect that any of the nominees will become unable to serve as a director, but if that should occur for any reason prior to the meeting, the proxy holders will vote on the alternative nominee or nominees who will be designated by your Board.

Your Board proposes the election of the following directors of the Company for a term of one year:

Director, Principal Occupation, Other Directorships, Business Experience and Company Board and Committee Meeting Attendance	Age	Director of the Company since

H. FURLONG BALDWIN

Mr. Baldwin is the Chair of the Management Compensation and Development Committee and a member of the Executive Committee. Mr. Baldwin has been Chairman of the Board of The NASDAQ Stock Market, Inc. (“NASDAQ”) since 2003 and has been a director of NASDAQ since 2000. He is a director of W.R. Grace & Co., Platinum Underwriters Holdings, Ltd. and the Wills Group. He is a member (emeritus) and former Chairman of the Johns Hopkins Medicine Board of Trustees and a member (emeritus) of the Johns Hopkins University Board of Trustees.

2007 Attendance: Attended 14 of 14 meetings of your Board and committees on which he served.

	76	2003

ELEANOR BAUM Dr. Baum is a member of the Management Compensation and Development and Nominating and Governance Committees. Dr. Baum has been Dean of the Albert Nerken School of Engineering of The Cooper Union for the Advancement of Science and Art since 1987. She is a director of Avnet, Inc. Dr. Baum is a trustee of Embry Riddle University, a member of the Board of the New York Building Congress and a Fellow of the Institute of Electrical and Electronic Engineers. 2007 Attendance: Attended 26 of 26 meetings of your Board and committees on which she served.	68	1988

PAUL J. EVANSON

Mr. Evanson has been Chairman of the Board, President, Chief Executive Officer and a director of the Company since June 2003. Mr. Evanson is the Chair of the Executive Committee. He has also been Chairman, Chief Executive Officer and a director of the Company’s principal subsidiaries since June 2003. Prior to joining the Company, Mr. Evanson was President of Florida Power & Light Company, the principal subsidiary of FPL Group, Inc., and a director of FPL Group, Inc. from 1995 to 2003. He is a member of the Board of Trustees at St. John’s University.

2007 Attendance: Attended 7 of 7 meetings of your Board and committees on which he served.

	66	2003

CYRUS F. FREIDHEIM, JR. Mr. Freidheim is the Chair of the Nominating and Governance Committee and a member of the Executive Committee. Mr. Freidheim has been the Chief Executive Officer of the Sun-Times Media Group Inc., a newspaper publisher, since 2006. He is a director of the Sun-Times Media Group Inc. and HSBC Finance Corporation. Mr. Freidheim served as Chairman and Chief Executive Officer of Chiquita Brands International, Inc. from 2002 to 2004. 2007 Attendance: Attended 19 of 20 meetings of your Board and committees on which he served.	72	2003

Director, Principal Occupation, Other Directorships, Business Experience and Company Board and Committee Meeting Attendance	Age	Director of the Company since

JULIA L. JOHNSON Ms. Johnson is a member of the Audit and Nominating and Governance Committees. Ms. Johnson has been President of NetCommunications, LLC, a strategic consulting firm, since 2000. She is a director of MasTec, Inc. and of NorthWestern Corporation. Ms. Johnson is a member of the Department of Energy/National Association of Regulatory Utility Commissioners Energy Market Access Board. 2007 Attendance: Attended 25 of 26 meetings of your Board and committees on which she served.	45	2003

TED J. KLEISNER

Mr. Kleisner is a member of the Executive and Management Compensation and Development Committees and will serve as our Presiding Director until May 15, 2008. Mr. Kleisner has been the President and Chief Executive Officer of Hershey Entertainment and Resorts Company, an entertainment and hospitality company, since 2006. He is a director of Hershey Entertainment and Resorts Company and the American Hotel and Lodging Association. Mr. Kleisner was the President of CSX Hotels, Inc. from 1980 to 1984. He also was the President of The Greenbrier Resort and Club Management Company, a resort management company, from 1987 to 2006. Mr. Kleisner is a member of the Executive Advisory Board for the Daniels College of Business at the University of Denver and a member of the Board of Trustees of the Culinary Institute of America.

2007 Attendance: Attended 13 of 14 meetings of your Board and committees on which he served.

	63	2001

CHRISTOPHER D. PAPPAS Mr. Pappas is a member of the Management Compensation and Development Committee. Mr. Pappas has been the President and Chief Operating Officer of Nova Chemicals Corporation, a commodity chemicals company, since 2007. He is a member of the Board of Directors of Nova Chemicals Corporation. He also was the Senior Vice President & President, Styrenics for Nova Chemicals Corporation from 2000 to 2007. 2007 Attendance: None. (Mr. Pappas was appointed as a director effective February 22, 2008.)	52	2008

STEVEN H. RICE

Mr. Rice is a member of the Audit and Executive Committees and will serve as our Presiding Director commencing on May 15, 2008. Mr. Rice is an attorney and, since 2001, has served as a senior advisor to financial institutions. He served as Managing Director – New York of Gibraltar Private Bank & Trust from 2006 to 2007. Mr. Rice is a former director of La Jolla Bank and La Jolla Bancorp, Inc., former President of La Jolla Bank, Northeast Region, former President and Chief Executive Officer of Stamford Federal Savings Bank, former President of the Seamen’s Bank for Savings and former director of the Royal Insurance Group, Inc.

2007 Attendance: Attended 20 of 20 meetings of your Board and committees on which he served.

	64	1986

GUNNAR E. SARSTEN Mr. Sarsten is a member of the Audit and Nominating and Governance Committees. He has been a consulting professional engineer since 1994. Mr. Sarsten is a former President and Chief Operating Officer of Morrison Knudsen Corporation, former President and Chief Executive Officer of United Engineers & Constructors International, Inc. and former Deputy Chairman of the Third District Federal Reserve Bank in Philadelphia. 2007 Attendance: Attended 20 of 20 meetings of your Board and committees on which he served.	71	1992

MICHAEL H. SUTTON Mr. Sutton is the Chair of the Audit Committee. Mr. Sutton has been an independent consultant on accounting and auditing regulation since 1999. He is a director of American International Group, Inc. and Krispy Kreme Doughnuts, Inc. Mr. Sutton is a former Chief Accountant for the United States Securities and Exchange Commission and a former senior partner and National Director of Accounting and Auditing Professional Practice for Deloitte & Touche LLP. 2007 Attendance: Attended 19 of 19 meetings of your Board and committees on which he served.	67	2004

ITEM 2-RATIFICATION OF INDEPENDENT AUDITORS

By New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) rules and under the Audit Committee’s charter, selection of the Company’s independent auditor is the direct responsibility of the Audit Committee.

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) to audit our consolidated financial statements for the fiscal year ending December 31, 2008 and to perform other audit-related services. Following the Audit Committee’s appointment, your Board voted unanimously to recommend that our stockholders vote to ratify the Audit Committee’s selection of Deloitte as our independent auditors for 2008. If our stockholders fail to ratify the selection, the Audit Committee will seek to understand the reasons that our stockholders did not ratify its selection of Deloitte and will take those views into account in this and future appointments.

Information concerning the independent auditor may be found on page 49 of this Proxy Statement in the “2008 PROPOSALS – Company Proposals” section.

Your Board recommends a vote FOR the ratification of the appointment of Deloitte as our independent auditor and will so vote proxies received that do not otherwise specify.

ITEM 3-APPROVAL OF THE ALLEGHENY ENERGY, INC. 2008 LONG-TERM INCENTIVE PLAN

Your Board recommends that our stockholders approve the Allegheny Energy, Inc. 2008 Long-Term Incentive Plan (the “New Long-Term Plan”). The purpose of the New Long-Term Plan is to attract, motivate and retain our executive officers and key employees and to align their interests with the interests of our stockholders. Consistent with this view, the Management Compensation and Development Committee of your Board (the “Compensation Committee”) recommended that your Board adopt the New Long-Term Plan. On December 6, 2007, your Board unanimously adopted the New Long-Term Plan, subject to the approval of our stockholders at the annual meeting. It is the judgment of your Board that approval of the New Long-Term Plan is in the best interests of the Company and our stockholders.

We historically have granted equity awards under our 1998 Long-Term Incentive Plan, which was approved by our stockholders in 1998, and our Stock Unit Plan. Once approved, the New Long-Term Plan will become effective and no further awards will be made under the prior plans.

Information concerning the New Long-Term Plan may be found beginning at page 50 of this Proxy Statement in the “2008 PROPOSALS – Company Proposals” section.

Your Board recommends a vote FOR the approval of the Allegheny Energy, Inc. 2008 Long-Term Incentive Plan and will so vote proxies received that do not otherwise specify.

ITEM 4-STOCKHOLDER PROPOSAL

A stockholder has announced his intention to present a proposal that requests that your Board provide an advisory resolution to allow a non-binding vote to ratify the compensation of our Named Executive Officers, which would not affect any compensation paid or awarded to our Named Executive Officers.

Your Board has considered this proposal and believes that its adoption is unnecessary and redundant because your Board already has in place an effective means for stockholders to communicate with your entire Board, the Compensation Committee or with individual directors on executive compensation or any other matter. As described on page 11 of this proxy statement, stockholders have various means, including e-mail and written correspondence, to communicate with your entire Board, the Compensation Committee or with individual directors. Your Board believes that, by means of these communications, stockholders can provide your Board and the Compensation Committee with specific feedback regarding the Company’s executive compensation philosophy and practices, as opposed to an “advisory” vote that would not provide any meaningful insight into specific stockholder concerns.

The proponent’s full proposal and statement in favor of this proposal and your Board’s statement in opposition of this proposal can be found beginning at page 54 of this Proxy Statement in the “2008 PROPOSALS – Stockholder Proposal” section

Your Board unanimously recommends that our stockholders vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

COMMITTEES OF YOUR BOARD OF DIRECTORS

Your Board currently has the following committees: Audit, Executive, Management Compensation and Development, and Nominating and Governance. The current members and description of these committees are provided below.

Audit Committee.    The Audit Committee members include Michael H. Sutton (Chair), Julia L. Johnson, Steven H. Rice and Gunnar E. Sarsten. Mr. Sarsten was appointed to the Audit Committee effective January 1, 2008. Eleanor Baum served on the Audit Committee until January 1, 2008. The Audit Committee, which is composed solely of independent directors, is responsible for, among other things, assisting your Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the independent auditors and our internal audit function, including the appointment, compensation, retention, and oversight of any independent auditor. The Audit Committee operates pursuant to a written charter consistent with the applicable standards of the NYSE and the SEC. A more detailed discussion of the purposes, duties and powers of the Audit Committee is found in the charter of the Audit Committee, which is available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Your Board has determined that each member of the Audit Committee is independent under both Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and the applicable independence standards of the NYSE. Your Board also has determined that Mr. Sutton is an audit committee financial expert in accordance with the applicable rules and regulations of the SEC. Each member of the Audit Committee is financially literate and one or more members of the Audit Committee possess accounting or related financial management expertise, as determined by your Board in its business judgment. The Audit Committee met thirteen times in 2007.

Executive Committee.    The Executive Committee members include Paul J. Evanson (Chair), H. Furlong Baldwin, Cyrus F. Freidheim, Jr., Ted J. Kleisner and Steven H. Rice. Mr. Freidheim was appointed to the Executive Committee effective February 22, 2008. The Executive Committee has, with certain exceptions, all of the powers of your Board when your Board is not in session. The Executive Committee met one time in 2007.

Management Compensation and Development Committee.    The Management Compensation and Development Committee (the “Compensation Committee”) members include H. Furlong Baldwin (Chair), Eleanor Baum, Ted J. Kleisner and Christopher D. Pappas. Dr. Baum and Mr. Pappas were appointed to the Compensation Committee effective January 1, 2008 and February 22, 2008, respectively. Gunnar E. Sarsten and Cyrus F. Freidheim, Jr. served on the Compensation Committee until January 1, 2008 and February 22, 2008, respectively. The Compensation Committee, which is composed solely of independent directors, is responsible for, among other things, discharging your Board’s responsibilities relating to compensation of our executives and making recommendations to your Board with respect to executive management succession. The Compensation Committee operates pursuant to a written charter consistent with the applicable standards of the NYSE. The Compensation Committee has the authority under its charter to select and retain special counsel, experts or consultants. As further described in the Compensation Discussion and Analysis section below, to assist in carrying out its responsibilities, the Compensation Committee has engaged an independent outside legal counsel and has hired independent consultants. A more detailed discussion of the responsibilities of the Compensation Committee is found in the charter of the Compensation Committee, which is available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Your Board has determined that each member of the Compensation Committee is independent under the applicable standards of the NYSE. The Compensation Committee met seven times in 2007.

Nominating and Governance Committee.    The Nominating and Governance Committee (the “Governance Committee”) members include Cyrus F. Freidheim, Jr. (Chair), Eleanor Baum, Julia L. Johnson and Gunnar E. Sarsten. The Governance Committee, which is composed solely of independent directors, is responsible for, among other things, assisting your Board in fulfilling its oversight responsibilities with respect to matters of corporate governance, and identifying and recommending individuals to your Board for nomination as directors.

The Governance Committee operates pursuant to a written charter consistent with the applicable standards of the NYSE. The Governance Committee has the authority under its charter to select and retain special counsel, experts or consultants. To assist in carrying out its responsibilities, in 2007, the Governance Committee engaged an independent consulting firm, Mercer (US) Inc. (“Mercer”) to provide independent advice and analysis on non-employee director compensation matters and perform specific tasks as requested by the Governance Committee. The consultant is engaged by and reports directly to the Governance Committee, which approves the scope of work. The Governance Committee submits its recommendations regarding non-employee director compensation matters to the independent directors of your Board for approval. A more detailed discussion of the responsibilities of the Governance Committee is found in the charter of the Governance Committee, which is available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Your Board has determined that each member of the Governance Committee is independent under the applicable standards of the NYSE. The Governance Committee met seven times in 2007.

CORPORATE GOVERNANCE PRACTICES

Our Corporate Governance Commitment and Initiatives.    Your Board believes strongly that sound and effective corporate governance practices accompany and greatly aid our long-term business success. We are committed to high standards of corporate governance. Your Board also believes, and an outside service confirmed, that we are at the forefront of good corporate governance.

Reflecting our commitment to continuous improvement, your Board reviews our governance practices on an ongoing basis to ensure that the practices promote stockholder value. In the past year, this ongoing review has resulted in certain enhancements to our governance practices, including a bylaw amendment to clarify the majority voting standard in uncontested elections for directors that we adopted last year. This amendment is described below along with other highlights of our corporate governance practices.

Nominating and Governance Committee.    Your Board formed the Governance Committee to, among other things, consider and recommend candidates for Board vacancies, establish procedures for Board performance evaluations, review Board performance annually, and review and make recommendations regarding Board leadership and the composition of all committees of your Board. The Governance Committee also monitors changes in applicable standards and developments in corporate governance, recommends and reviews our corporate governance principles and our Code of Business Conduct and Ethics, and reports to your Board on matters of corporate governance. In identifying, evaluating and recommending nominees for positions on your Board, the Governance Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines and such other factors as it deems appropriate. These factors may include integrity, compatibility, judgment, independence, experience and background in a relevant field, willingness to commit time and energy, and a genuine interest in the electric industry.

In evaluating and recommending nominees for positions on your Board, the Governance Committee may, but is not required to, consider nominees proposed by management, and will also consider nominees recommended by stockholders. Nominees recommended by our stockholders are given appropriate consideration in the same manner as other nominees. The procedures for stockholders to submit nominees for director for consideration by the Governance Committee are included under “Advance Notice Procedures” below in this proxy statement.

The Governance Committee approved and recommended to your Board the nominations of H. Furlong Baldwin, Eleanor Baum, Paul J. Evanson, Cyrus F. Freidheim, Jr., Julia L. Johnson, Ted J. Kleisner, Steven H. Rice, Gunnar E. Sarsten and Michael H. Sutton to stand for re-election at the 2008 annual meeting. The Governance Committee also approved and recommended to your Board the nomination of Christopher D. Pappas to stand for election at the 2008 annual meeting. Mr. Pappas was appointed to your Board on February 22, 2008 to fill a vacancy that was created by an increase in the size of the Board. Mr. Pappas was recommended as a nominee by the Governance Committee following interviews by the Governance Committee and the Chairman of the Board.

Majority Voting for the Election of Directors.    Any nominee to serve as a director of the Company will be elected if, in an uncontested election at the meeting of stockholders at which a quorum is present, the director receives a vote of the majority of votes cast. A majority of the votes cast (“Majority Vote”) means that the number of shares voted “for” a director must exceed the number of votes “withheld” from that director. Any nominee for election as a director in an uncontested election at the meeting of stockholders at which a quorum is present who fails to receive a Majority Vote is obligated under our bylaws to tender his or her resignation to the Governance Committee for consideration. The Governance Committee will consider any resignation and recommend to your Board whether to accept it. Your Board is required to take action with respect to the Governance Committee’s recommendation and publicly disclose each such resignation and the related action taken by your Board. A nominee for director in a contested election will be elected by a plurality of all votes cast. Additional details are set out in Article II, Section 6 of our bylaws, which are available on our website, www.alleghenyenergy.com, in the Corporate Governance section.

Executive Sessions of Non-Management Directors/Presiding Director.    The non-management directors met six times in executive session in 2007. Your Board has an independent Presiding Director who leads the meetings in executive session. The position of Presiding Director is rotated every two years among the non-management members of the Executive Committee and the Chairs of your Board’s Compensation Committee and Governance Committee, with each term commencing with an annual meeting of our stockholders. Steven H. Rice, a non-management member of the Executive Committee, was appointed by your Board to serve as the Presiding Director commencing on May 15, 2008. Ted J. Kleisner, a non-management member of the Executive Committee, will serve as the Presiding Director until May 15, 2008.

The duties of the Presiding Director include the following:

•	presides at all meetings of your Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serves as liaison between the Chairman and the independent directors;

•	provides input to management on information to be sent to your Board and approves information sent to your Board;

•	approves meeting agendas for your Board;

•	approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	has the authority to call meetings of the independent directors; and

•	if requested by major shareholders, ensures that he or she is available for consultation and direct communication.

Director Independence.    A substantial majority of the members of your Board historically have been independent, and key committees are comprised solely of independent directors. Your Board has adopted a Policy Regarding Director Independence Determinations (the “Director Independence Policy”) to assist your Board in determining director independence in accordance with applicable NYSE and SEC requirements. The Director Independence Policy requires your Board to make an annual determination regarding the independence of each of our directors and sets forth categorical standards for making these determinations that are consistent with the listing standards of the NYSE. In 2008, your Board made these determinations for each member of your Board, based on recommendations made by the Governance Committee, and affirmatively determined that a majority of the current directors (all directors other than Mr. Evanson) are independent. Mr. Evanson is not considered an independent director because of his employment as our President and Chief Executive Officer.

In determining that each of the directors (other than Mr. Evanson) is independent, your Board considered the following business relationships, which it determined were immaterial to the directors’ independence. Your Board considered that the Company and its subsidiaries in the ordinary course of business have, during the last three years, sold services to, and/or purchased products and services from, a company at which a director is an executive officer and a company where a director’s immediate family member is currently an executive officer. Your Board also considered that some directors were directors (but not officers) of companies or institutions to which we sold services or from which we purchased products and services during the last three years. In each case, the amount paid to or received from such a company in each of the last three years did not exceed the greater of $1 million or 2% of the consolidated gross revenue of that company, which is the threshold set forth in our Director Independence Policy. Your Board determined that none of the independent directors have ongoing relationships relevant to an independence determination that were inconsistent with the categorical standards in the Director Independence Policy and that none of the relationships that it considered impaired the independence of these directors.

The full text of our Director Independence Policy is attached as Annex A to this proxy statement. The Director Independence Policy is also available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to the Director Independence Policy will also be made available on our website.

Code of Business Conduct and Ethics.    Your Board has adopted a Code of Business Conduct and Ethics for the members of your Board and our officers, employees, agents, representatives, consultants and contractors in order to promote honest and ethical conduct and compliance with the laws, rules and regulations to which we are subject. All of our directors, officers and employees are expected to be familiar with the Code of Business Conduct and Ethics and to adhere to its principles and procedures. The Code of Business Conduct and Ethics is available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to, or waivers from, certain provisions of the Code of Business Conduct and Ethics will be made available on our website.

Corporate Governance Guidelines.    Your Board has adopted a comprehensive set of Corporate Governance Guidelines. These guidelines address a number of important governance issues including director independence, criteria for Board membership, expectations regarding attendance and participation at meetings, authority of your Board and committees to engage outside independent advisors as they deem appropriate, succession planning for the Chief Executive Officer and annual evaluations of Board performance. These guidelines require the directors to make every effort to attend meetings of your Board, meetings of committees of which they are members and annual meetings of our stockholders. All nine director nominees attended the 2007 annual meeting of stockholders held on May 17, 2007. Your Board met six times in 2007. In 2007, all directors attended more than 75% of the meetings of your Board and committees on which they served. The Corporate Governance Guidelines are available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to the Corporate Governance Guidelines will be made available on our website.

Procedures for Communications to the Board of Directors, Audit Committee and Non-Management Directors.    Your Board has adopted procedures for our stockholders, employees and other interested parties to communicate concerns regarding accounting, internal accounting controls or auditing matters to your Board or the Audit Committee, and other matters to your Board or the non-management directors. All communications received will be kept confidential.

The non-management directors have approved the following procedures for communication to your Board, Audit Committee and non-management directors. Stockholders, employees and other interested parties may send communications regarding accounting, internal accounting controls or auditing matters to our General Counsel, at 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601-1689 (Fax No.: (724) 853-4260, E-mail: communications@alleghenyenergy.com), or by anonymously contacting our Call2Line, a third-party ethics and compliance line, at 1-877-922-2552. Communications regarding accounting, internal accounting controls or auditing matters also may be provided directly to the Audit Committee by mail to: Allegheny Energy, Inc. Audit Committee, c/o General Counsel, 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601. All mail sent to the Audit Committee at this address will promptly be forwarded, unopened, to the Audit Committee Chair. All communications concerning other matters may be made to the Company’s General Counsel, as described above or by anonymously contacting our Call2Line at 1-877-922-2552. All communications received at the Call2Line regarding other matters that are directed to the attention of your Board, the non-management directors or the Audit Committee will be forwarded to our General Counsel and the Corporate Compliance Officer. The communications will be distributed prior to the next scheduled executive session of your Board or Audit Committee meeting, as applicable. The Company generally will not forward to the Board, the Audit Committee or the non-management directors any communication that relates to an improper or irrelevant topic or that requests general information about the Company. These procedures were last updated in December 2007 and are available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to these procedures will be made available on our website.

Committee Charters.    The current charters of the Audit Committee, Governance Committee, and Compensation Committee are available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to the charters will be made available on our website. Your Board continues to monitor guidance from the SEC, the NYSE and other relevant agencies regarding corporate governance procedures and policies, and will continue to assess these charters to ensure full compliance with applicable requirements.

In addition to being available on our website, www.alleghenyenergy.com, printed versions of our corporate governance documents, including the Corporate Governance Guidelines, Code of Business Conduct and Ethics, Policy Regarding Director Independence Determinations, and Procedures for Communications to the Board of Directors, Audit Committee and Non-Management Directors, as well as the Committee charters, are available to our stockholders upon request made to the attention of the Secretary of the Company. The Company’s charter is also available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to these documents will be made available on our website.

AUDIT COMMITTEE REPORT

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the effectiveness of internal controls over financial reporting. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for planning and conducting an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), and expressing opinions on the Company’s financial statements and on the effectiveness of the Company’s internal control over financial reporting.

Your Board maintains an Audit Committee, composed of at least three directors, all of whom meet applicable independence criteria. The Audit Committee operates under a written charter adopted by your Board, and its principal function is to assist your Board in its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditors’ qualifications and independence; and

•	the performance of the independent auditors and the Company’s internal audit function.

All members of the Audit Committee are independent under Rule 10A-3 of the Exchange Act, the applicable independence standards of the NYSE and the Company’s Policy Regarding Director Independence Determinations. Your Board also has determined that all members of the Audit Committee are financially literate, as defined by the NYSE listing standards. For purposes of the SEC rules, and on the recommendation of the Nominating and Governance Committee, the Board has designated Mr. Sutton as the named audit committee financial expert and has determined that Mr. Sutton has the requisite accounting or related financial management expertise, as defined by the NYSE listing standards. Although named as the Audit Committee financial expert, Mr. Sutton does not act as an accountant for the Company and is not an “expert” for purposes of the liability provisions of the Securities Act of 1933 or for any other purpose. In addition, Mr. Sutton’s designation as an Audit Committee financial expert does not impose any duties or obligations that are greater than those of the other Audit Committee members.

The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent auditors. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented fairly in conformity with accounting principles generally accepted in the United States of America or that the Company’s auditors are in fact “independent.”

The Audit Committee reviewed the audited financial statements in the 2007 Annual Report on Form 10-K with management, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and clarity of the disclosures. The Audit Committee reviewed with the Director of the Company’s internal audit department and PricewaterhouseCoopers LLP (“PwC”) the overall scope and plans for their respective audits and met with the internal audit director and PwC, with and without management present, to discuss audit results, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also reviewed PwC’s judgments as to the quality, and not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under standards of the PCAOB, including the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T. The Audit

Committee also discussed with PwC its independence from management and from the Company, including the contents of PwC’s letter delivered pursuant to Independence Standards Board, Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T. PwC confirmed that it is an independent accounting firm with respect to the Company under applicable standards.

In reliance on the discussions and reviews described above, the Audit Committee recommended to your Board, and your Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

In 2007, the Audit Committee requested proposals from major auditing firms for the audit of the Company’s financial statements for 2008. After an extensive review of those proposals, the Audit Committee appointed Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year 2008.

MICHAEL H. SUTTON, Chair

JULIA L. JOHNSON

STEVEN H. RICE

GUNNAR E. SARSTEN

AUDIT AND OTHER FEES

The following table presents fees for professional audit services rendered by PwC for the years ended December 31, 2007 and 2006, and fees for other services rendered by PwC during these periods. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by independent auditors.

	2007	2006
Audit Fees (1)	$3,619,960	$4,266,714
Audit-Related Fees (2):
SAP implementation review	$22,020	$447,610
Benefit plan audits (3)	49,366	200,934
Reports on agreed upon procedures relating to servicing of securitized debt	12,722	15,233
Other (4)	9,000	57,859

Total Audit-Related Fees	$93,108	$721,636

Tax Fees	$—	$—
All Other Fees	$—	$—

Total	$3,713,068	$4,988,350

(1)	Consisted of fees and expenses related to the integrated audit of the Company’s annual consolidated financial statements, the audit of the separate financial statements of certain subsidiaries, including certain statutory audits, reviews of the quarterly financial statements included in Forms 10-Q and comfort letters issued in connection with debt offerings. For 2007, this amount included $1,702,319 paid in 2008, and for 2006, this amount included $1,524,690 paid in 2007.

(2)	Fees and expenses for audit-related services rendered in 2006 included $117,602 paid in 2007.

(3)	Paid directly by the benefit plan trusts.

(4)	Other Audit-Related Fees for 2007 included $9,000 for accounting pronouncement database subscriptions. Other Audit-Related Fees for 2006 included $48,859 for attest services not required by statute or regulation and $9,000 for accounting pronouncement database subscriptions.

NON-EMPLOYEE DIRECTOR COMPENSATION

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on your Board. In setting non-employee director compensation, we consider the significant amount of time that our non-employee directors expend in fulfilling their duties to the Company, as well as the high skill-level required of members of your Board.

Cash Compensation Paid to Non-employee Directors

In 2007, each non-employee director received (a) $37,500 in annual cash retainer fees, (b) $1,250 for each Board meeting attended and (c) $1,250 for each committee meeting attended, except that each member of the Audit Committee received $1,500 for each meeting of the Audit Committee attended. The Chair of the Audit Committee received an additional fee of $12,500 per year, and the Presiding Director and Chairs of the Compensation and Governance Committees each received an additional fee of $8,000 per year. For 2008, the Board set the annual cash retainer at $50,000.

Stock Compensation Paid to Non-employee Directors

Each non-employee director is entitled to receive shares of our common stock quarterly under our Non-Employee Director Stock Plan. We also will issue the same number of shares of our common stock to any non-employee director whose services are terminated during a quarter as a result of death or disability.

The Governance Committee regularly reviews the non-employee directors’ compensation program with the assistance of independent consultants. This review was most recently performed in 2007. Based on this review, beginning in 2007, the independent directors decided to reduce the quarterly share payments to each non-employee director to an amount equivalent to $30,000 of our common stock, rounded to the nearest whole share, as determined based on the closing price of our common stock on the last business day of each calendar quarter. Prior to the change in 2007, each non-employee director received a quarterly share payment of 1,000 shares of our common stock.

Nonqualified Deferred Compensation for Non-employee Directors

Each non-employee director may elect to defer receipt of all or part of his or her director’s compensation (whether payable in cash or stock) under an unfunded deferred compensation plan maintained on their behalf. Any deferred stock is credited with additional shares (referred to as “dividend equivalents”) in respect of each dividend paid by the Company. All deferred stock compensation and any related dividend equivalents are payable in stock at the time distributable in accordance with the terms of the plan. The deferred compensation plan also permits each non-employee director to direct the investment of any deferred cash compensation into either an interest bearing account or a phantom stock fund, which constitutes a notional investment in our common stock. Amounts credited to the phantom stock fund are further credited or debited over time depending on the performance of our common stock and also are credited with dividend equivalents in respect of each dividend paid by the Company. All deferred cash compensation and any related dividend equivalents are payable in cash at the time distributable in accordance with the terms of the plan.

Non-employee Director Stock Ownership Requirements

Members of your Board are expected to own a significant equity interest in the Company in accordance with our stock ownership guidelines. Under our stock ownership guidelines, non-employee directors must hold six times their annual cash retainer in our common stock. Directors are ordinarily expected to meet or exceed these guidelines within two years following election to your Board. Based on its review, the Governance Committee has determined that, as of February 1, 2008, all non-employee directors were in compliance with the requirements of our stock ownership guidelines.

2007 Director Compensation Table

The following table describes the compensation arrangements with our non-employee directors for the 2007 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	Total ($)
H. Furlong Baldwin	$63,000	$119,958	$0	$1,909	$184,867
Eleanor Baum	$73,250	$119,958	$0	$0	$193,208
Cyrus F. Freidheim, Jr.	$69,250	$119,958	$0	$1,693	$190,901
Julia L. Johnson	$71,750	$119,958	$0	$3,162	$194,870
Ted J. Kleisner	$61,750	$119,958	$0	$0	$181,708
Steven H. Rice	$65,750	$119,958	$0	$0	$185,708
Gunnar E. Sarsten	$62,500	$119,958	$0	$0	$182,458
Michael H. Sutton	$77,000	$119,958	$0	$0	$196,958

1)	The amounts in this column are the amounts of compensation cost recognized by us for financial statement purposes in accordance with Statement of Financial Accounting Standards No. 123R for the year ended December 31, 2007. The grant date fair values for the quarterly stock awards were $49.14, $51.74, $52.26 and $63.61 for the March 31, June 30, September 30 and December 31, 2007 grants, respectively. See Note 10 to the Company’s consolidated financial statements for the year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2008 for additional information.

As of December 31, 2007, the following directors were credited with the following number of vested shares under an unfunded deferred compensation plan, including any additional shares of our common stock credited as a result of reinvestment of dividends: Mr. Baldwin, 9,525; Mr. Freidheim, 12,733; Ms. Johnson, 9,525; Mr. Kleisner, 11,220; Mr. Rice, 15,993; and Mr. Sutton, 11,129.

As of December 31, 2007, the following directors had restricted shares of our common stock, including any additional shares of our common stock credited as a result of reinvestment of dividends: Dr. Baum, 1,000; Mr. Rice, 1,294; and Mr. Sarsten, 1,000.

2)	Between 1999 and 2001, we granted stock options to our non-employee directors. In connection with these stock option grants, Mr. Sarsten held the following unexercised options as of December 31, 2007, all of which were exercisable as of December 31, 2007: an option to purchase 3,000 shares with an exercise price of $33.5625 per share that expires on September 2, 2009, and an option to purchase 20,000 shares with an exercise price of $42.3125 per share that expires on December 7, 2010.

3)	The amounts in this column reflect any above-market interest attributed to unfunded deferred compensation. The amounts equal the amount of the actual interest earned on the deferred compensation to the extent the rate exceeded 120% of the applicable federal long-term rate, with compounding as prescribed under section 1274(d) of the United States Internal Revenue Code of 1986, as amended, and calculated using a rate that corresponds to the rate specified by the deferred compensation plan.

The amounts in this column do not include any compensation attributed to any change in the actuarial present value of any pension plan because the non-employee directors do not participate in any of our pension plans.

The following discussion and analysis contains statements regarding individual and Company performance objectives, factors and targets. These objectives, factors and targets are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Following is a brief overview of the “Compensation Discussion and Analysis” section below.

•

Our executive compensation program provides that a portion of our executive officers’ overall compensation is considered at-risk and is linked directly to the Company’s performance and stockholder returns;

•	We encourage a pay-for-performance environment by linking short-term and long-term incentive-based compensation to the achievement of measurable business performance objectives;

•	We use equity-based compensation as a means to align the interests of our executives with those of our stockholders;

•	We use a compensation consultant to compare our executive compensation to other companies in our peer group to ensure that our salary structure and total compensation continue to be competitive;

•	We provide our executive officers with the following types of compensation: salary, annual cash incentives and equity-based long-term incentives;

•

Our executives participate in the same group benefit programs available to all employees. We maintain both tax-qualified retirement plans and, for some of our executives, non-qualified supplemental retirement plans;

•	We provide our executive officers with a limited number of personal benefits;

•	We will provide certain payments and benefits to our executive officers under certain change in control and termination conditions;

•	We entered into a new employment agreement with our Chief Executive Officer in 2007;

•	We do not backdate or reprice equity awards. We do not time our equity award grants based on the release of material non-public information;

•	We believe our executive compensation program achieves the program’s objective in a reasonable and efficient manner; and

•	Company performance for fiscal year 2007 resulted in short-term incentive compensation payouts near their target amounts.

Overall Philosophy and Objectives of Our Compensation Programs

In General

Our executive officer compensation program is directed by the Compensation Committee. The Compensation Committee determines compensation based upon our overall compensation philosophy, which is comprised of the following key objectives and principles:

•	Create a strong link between executive compensation and total return to our stockholders to support the creation of long-term stockholder value;

•	Attract and retain key executives critical to our success. A highly qualified and skilled workforce can differentiate us and provide a competitive advantage in the marketplace;

•

Offer performance-based compensation that is competitive at the target level with that offered by companies that compete with us for talented executives, with increased compensation opportunities for a higher level of performance; and

•	Maintain a balanced relationship among the compensation of our executive officers, taking into account the duties and responsibilities of each executive position.

A key element of our compensation philosophy is pay-for-performance. Pay-for-performance means that we tie each executive officer’s compensation to the achievement of financial and other goals of the Company and the executive officer’s contributions to the accomplishment of those goals. As a result of this emphasis on pay-for-performance, a high percentage of our executive officers’ compensation is not fixed and, therefore, is “at-risk.”

Performance-based Compensation

Compensation is considered “at-risk” where the payment amounts vary based on the achievement of performance criteria or are subject to stock price changes or service requirements. In addition to their fixed salary, our executive officers receive annual incentive compensation and long-term incentive compensation, both of which are at-risk. The amount of annual and long-term incentive compensation opportunities relative to salary of our executive officers is designed to reflect our view that, as the level of an executive officer’s responsibility increases, the percentage of his or her compensation that is at risk and tied to the Company’s or the individual’s performance generally also should increase. This view is reflected in the compensation of our “Named Executive Officers,” by which we mean our Chief Executive Officer (the “CEO”), Chief Financial Officer (the “CFO”), and our other most highly paid executive officers named in the Summary Compensation Table below (collectively, the “Named Executive Officers”).

The following table shows a comparison of the 2007 salary, annual and long-term incentive compensation for our currently employed Named Executive Officers. The at-risk compensation includes the annual incentives (non-equity incentive plan compensation and any bonus) and the grant date fair value of the long-term incentive grants that vest in 2007.

		At-Risk Compensation
Name	Salary	Annual Incentive	Long-Term Incentive
Paul J. Evanson	10%	13%	77%
Philip L. Goulding	20%	17%	63%
David E. Flitman	43%	18%	39%
David M. Feinberg	46%	26%	28%
Edward Dudzinski	42%	23%	35%
Thomas R. Gardner	38%	18%	44%

As illustrated in the table above, the 2007 compensation of our Named Executive Officers was performance-based with a substantial portion of their compensation considered “at-risk.” To further emphasize our pay-for-performance compensation philosophy, the Company adopted a formal performance-based equity compensation policy in 2007. The Named Executive Officers participate in an annual incentive plan that provides cash compensation based on the achievement of performance objectives. The new policy requires that a significant portion of future equity compensation granted to our executive officers also will be performance-based. The Company’s performance-based compensation policy is described in greater detail below under the heading “Executive Compensation Related Policies and Practices – Performance-based Compensation.”

Role of Compensation Committee in the Compensation Process

The Compensation Committee oversees the Company’s compensation programs and policies relating to executive officers. The Compensation Committee also administers incentive compensation plans, evaluates the CEO’s performance and reviews executive management succession planning and development. The Compensation Committee submits its recommendations regarding compensation, employment agreements, severance agreements and termination payments for the CEO and the CFO to the independent directors of your Board for approval. The Compensation Committee also approves the compensation, employment agreements, severance agreements and termination payments for the other executive officers. As described below, when making compensation decisions, the Compensation Committee considers input from its compensation consultant and, as applicable, our CEO.

Role of Consultants

Consistent with NYSE rules, the Compensation Committee has the authority under its charter to engage outside advisors to assist in carrying out its responsibilities. Accordingly, the Compensation Committee has hired consultants to provide independent advice and analysis on executive officer compensation matters and to perform specific tasks as requested by the Compensation Committee. The consultants are retained by and report directly to the Compensation Committee, which approves the scope of work.

One significant responsibility of the consultants is to analyze information about the compensation practices at companies with whom the Company competes for talented executives. The consultants then present their findings and views to the Compensation Committee for its consideration in setting executive officer compensation. The consultants attend certain meetings of the independent directors and the Compensation Committee at the request of the independent directors or the Compensation Committee.

In February 2007, Towers Perrin provided information relating to certain executive compensation matters including the pool of companies used in the Compensation Committee’s annual review of executive compensation as more fully discussed in the “Peer Group and Benchmarking” section below. In addition, as further described below under “CEO 2007 Employment Agreement,” Mercer provided benchmarking data in 2007 for chief executive officer positions specifically for consideration by the independent directors and the Compensation Committee in negotiating a new employment agreement with Mr. Evanson, our CEO. In July 2007, after considering several different firms, the Compensation Committee engaged Hewitt Associates to serve as its new consultant with respect to executive compensation. The engagement of Hewitt Associates reflects the Compensation Committee’s belief that a change in advisors provides a fresh perspective and new insights to the Compensation Committee’s deliberations. Hewitt Associates did not provide any other consulting services to the Company or to management in 2007.

Role of Executive Officers in the Compensation Process

Our CEO assists the Compensation Committee in reaching compensation decisions with respect to the executive officers. Our CEO discusses his own performance and his performance assessment of each executive officer with the Compensation Committee and, within the framework of the compensation programs approved by your Board or Compensation Committee, the CEO provides the Compensation Committee with specific recommendations on base salary, annual incentives and long-term incentives for each executive officer (other than himself). The CEO also reviews and recommends performance metrics used in short-term and long-term incentive plans. While the Compensation Committee gives appropriate consideration to the CEO’s observations, the ultimate decisions or recommendations to your Board regarding executive officer compensation are made by the independent directors of your Board or the Compensation Committee, as applicable. The independent directors, after considering the recommendations of the Compensation Committee, determine the compensation of our CEO. Other than discussing his performance with the Compensation Committee and the independent directors, the CEO does not participate in the decisions relating to his own level of compensation. The other

Named Executive Officers similarly do not play a role in their own compensation determination, other than discussing their own individual performance objectives with the CEO. The Board has delegated authority to the CEO to establish the compensation of other senior executives whose compensation is not determined by the Compensation Committee or the independent directors of the Board.

As directed by the Compensation Committee, our Vice President of Human Resources and human resources personnel also support the Compensation Committee in its work, including providing Company-specific data and information. In addition, the consultants work from time to time with the CEO, certain other executive officers and human resources personnel, at the request of the Compensation Committee, in formulating materials and proposals for consideration by the Compensation Committee. Although the consultants may share with the appropriate executive officers and human resources personnel information regarding trends, peer group analysis and other matters relating to the Company’s executive compensation programs, the consultants report their findings to the Compensation Committee rather than management. The CEO and certain other executive officers generally participate in the early stages of the design and evaluation of compensation programs and policies. Executive officers participate in the process primarily because many of the compensation programs and policies apply to numerous employees, not just the executive officers, and those officers have an interest in ensuring that those programs and policies provide incentives for employees to excel in their daily responsibilities in order to produce outstanding financial and operating results for the Company. Certain executive officers therefore have discussed design changes to compensation programs and policies applicable to the Named Executive Officers with the Compensation Committee.

Peer Group and Benchmarking

To ensure that our compensation structure and total compensation are competitive and aligned with our compensation philosophy and objectives, on an annual basis the Compensation Committee compares the compensation program for our Named Executive Officers to programs of companies in our compensation peer group. The companies included in the peer group were approved by the Compensation Committee based on the recommendations of our independent compensation consultants. Information regarding compensation practices at these companies was provided to us by our independent compensation consultants.

In connection with the Compensation Committee’s annual review conducted in February 2007, our peer group included the following 20 energy sector companies:

Ameren Corporation	Exelon Corporation	Public Service of New Mexico Resources (PNM)

American Electric Power Company, Inc.	FirstEnergy Corporation	Pennsylvania Power & Light Company (PPL)

Centerpoint Energy, Inc.	FPL Group, Inc.	Public Service Enterprise Group, Inc. (PSE&G)

Constellation Energy Group, Inc.	Mirant Corporation	Puget Energy, Inc.

Dominion Resources, Inc.	Oklahoma Gas and Electric Energy Corporation (OGE)	Sempra Energy

E-ON US	Pepco Holdings, Inc.	TXU Corporation

Entergy Corporation	Pinnacle West Capital Corporation

In addition, in connection with the subsequent negotiation of a new employment agreement with our CEO, the above peer group was revised to include KeySpan Corporation and to exclude E-ON US, Oklahoma Gas and Electric Energy Corporation (OGE) and Public Service of New Mexico Resources (PNM) based on recommendations from our compensation consultant. The Company’s peer group was revised based on merger and acquisition activity and the unavailability of certain peer group companies in the compensation consultant’s database.

The Company is an energy business that owns and operates electric generation facilities and delivers electric services to customers in four states. This complex nature of our operations was taken into consideration when developing our peer group by including similarly structured companies. Because the median revenues of the peer group companies were higher than our 2006 revenues, the compensation data of the peer group was adjusted to reflect the revenues of our Company. This adjusted data, along with the actual compensation data for our peer group, was considered when determining the compensation of our Named Executive Officers for 2007.

The Compensation Committee compared the compensation of each of our Named Executive Officers to the compensation paid by peer group companies to executives with comparable duties and responsibilities. The Compensation Committee considered the compensation of the peer group companies to determine the competitiveness of our total compensation and its various elements. In reaching its decisions, the Compensation Committee generally focuses on the median of the actual compensation of the peer group, but does not target the peer group median or a specific percentile for the Named Executive Officers. Accordingly, we ultimately provided compensation to our executive officers that varied from the amounts paid by the peer group median in light of the executive officer’s existing employment arrangements, individual performance, level of responsibility, tenure, internal pay equity between the executive officers, our overall performance and/or business unit performance and the need to attract specific candidates. Because compensation for our Named Executive Officers is set by reference to executives with comparable duties and responsibilities at the peer group companies and the other factors listed above, there are significant differences in the amount of compensation between the Named Executive Officers.

The base salary and total cash compensation for our currently employed Named Executive Officers are, in the aggregate, below the comparable median compensation of our peer group. The total direct compensation for Mr. Evanson is 17% above the median of the actual compensation of our peer group and the total direct compensation is, on average, 22% below the median of the actual compensation of our peer group for all other currently employed Named Executive Officers.

Review of Total Compensation

In determining 2007 compensation, the Compensation Committee reviewed a comprehensive summary of all components of each Named Executive Officer’s compensation, including base salary, annual incentive awards, equity compensation and other personal benefits. This review was performed primarily to enable the Compensation Committee to fully consider the total compensation opportunity for each Named Executive Officer. Based on this review, your Board and Compensation Committee, as applicable, confirmed that the total compensation provided in 2007 was reasonable and that there were no unintended disparities in compensation among the executive officers.

In connection with this review, the Compensation Committee considered compensation realized or potentially realizable from prior compensation awards (including equity awards). Accordingly, the Compensation Committee and the Board, as applicable, considered current compensation and amounts realizable from prior compensation for the Named Executive Officers when determining 2007 compensation for the Named Executive Officers. Although the Compensation Committee considered the compensation previously paid to the Named Executive Officers, the Compensation Committee did not make its compensation decisions for 2007 based on the value of past compensation. This reflects the Compensation Committee’s views that an executive officer’s compensation should reflect primarily his or her performance and the market value of the executive officer’s services (rather than the value of past compensation) in order to enable the Company to attract and retain talented executives.

Overview of Compensation Elements

To achieve the objectives of our compensation program and to be competitive with our peer group, we provide a compensation program that includes both short-term and long-term compensation in the form of both cash and non-cash compensation. We believe that it is necessary to provide a competitive compensation program to motivate, retain and reward executives in achieving financial results that are aligned with our stockholders’ best interests.

The compensation program for our Named Executive Officers consists of the following components:

•	base salary;

•	annual incentives;

•	long-term incentives; and

•	other benefits.

Base salary and annual incentive awards under our Annual Incentive Plan (the “Annual Plan”) comprise the short-term components of our compensation program and are paid in cash. Stock options under the Allegheny Energy 1998 Long-Term Incentive Plan (the “Long-Term Plan”) and stock units comprised the long-term components of our compensation program prior to 2008 and are payable in Company equity.

Mix of Compensation Elements

The short-term components of our compensation program are designed to reward annual achievements and reflect the executive officer’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. The long-term components of our compensation program are designed to motivate, retain and reward talented executives in achieving long-term financial results that are aligned with our stockholders’ best interests. In determining the 2007 compensation of the Named Executive Officers, the Company considered the compensation elements individually and as a whole in relation to various factors, including the compensation elements offered by our peer group, existing employment arrangements, individual performance, level of responsibility, internal pay equity between the executive officers and the need to attract specific candidates. Similar factors were considered in the past when we entered into employment agreements and offer letters with our Named Executive Officers. We generally do not adhere to specific formulas or target specific ratios in determining the mix of compensation elements. The total compensation mix for our Named Executive Officers in the aggregate for 2007 was generally consistent with our peer group. Compared to other chief executive officers in our peer group, in 2007 Mr. Evanson received proportionally more of his total compensation from performance-based components than nonperformance-based components and more from equity-based compensation than cash-based compensation.

For Messrs. Evanson, Dudzinski, Gardner, Goulding and Richardson, allocation among the different types of long-term incentives (stock options and stock units) for 2007 was determined in 2003 and 2004 when we entered into their original employment offers and when we were experiencing severe business, financial and accounting difficulties. The current allocation among the different types of long-term incentives was determined in 2006 for Messrs. Feinberg and Flitman in connection with their promotions to their current positions.

The Compensation Committee regularly reviews our compensation philosophy and mix of compensation elements. This review was most recently performed at the Compensation Committee meetings in late 2007 and early 2008, and based on this review, the Compensation Committee decided to further encourage a “pay-for-performance” culture by incorporating performance shares (which are tied to the Company’s achievement of performance objectives) into the mix of compensation elements. Beginning in 2008, the Company has changed the mix of long-term incentive awards from stock options and stock units to approximately 50% performance shares and approximately 50% stock options, based on the results of a Hewitt Associates compensation study and emerging long-term incentive trends among our peer companies, which are incorporating more performance shares into their mix of compensation elements. This mix of long-term incentive awards supports the overall philosophy and objectives of our compensation program as described above.

Compensation Elements for Named Executive Officers

The following discusses each of the respective compensation elements as applied to our Named Executive Officers.

Base Salary

Base salaries are typically reviewed annually and adjusted to take into account individual performance, promotions, level of responsibility and competitive compensation levels. In considering base salary levels, the Company gives most weight to the peer group data discussed above and the performance of each executive officer. Also taken into consideration are both our financial results and condition and our operating performance, including such factors as safety and customer satisfaction.

Typically, our goal is to have base salaries that are generally consistent with the median of our peer group. In 2007, the base salaries for Messrs. Dudzinski, Feinberg and Flitman were increased by $10,000, $35,000 and $45,000, respectively, to bring them closer to the peer group median and to reflect their respective performance and increased responsibilities, including the promotions of Messrs. Feinberg and Flitman to their current positions in 2006. Mr. Evanson’s 2007 annual base salary was increased by $26,900 on June 16, 2007 in accordance with his employment agreement.

As of December 2007, the base salary for Mr. Evanson was 1% below the median of the actual salaries of our peer group. For all other currently employed Named Executive Officers, their base salaries were on average 13% below the median of the actual salaries of our peer group.

Annual Incentives

Under our Annual Plan, we provide award opportunities as an incentive to achieve Company objectives. For 2007, the performance objectives included “Corporate Objectives” (Company-wide goals), and “Key Performance Factors” reflecting measurable corporate and business unit targets and goals. The Key Performance Factors differ for the respective executives since those objectives are based on the Named Executive Officers’ specific areas of responsibility.

The Annual Plan is designed to motivate executive officers to achieve our annual financial and operational performance objectives and to reward those executive officers whose contributions support the achievement of those objectives. The program reflects the Company’s compensation philosophy by linking executive awards directly to annual performance results on key corporate and business unit objectives. For each of the past four years, we have achieved performance in excess of the target incentive level under the Annual Plan but we have not achieved the maximum incentive level.

For 2007, the target award for each Named Executive Officer was comparable to our peer group and ranged from 45% to 100% of base salary; the Named Executive Officers could earn from zero to 200% of their target award. In setting the target award percentages, the Compensation Committee considers the compensation targets of the peer group, the executive officer’s existing employment arrangements, level of responsibility, internal pay equity between the executive officers and the need to attract specific candidates. As explained more fully below, the 2007 actual award percentages under the Annual Plan ranged from 41% to 127% of base salary for the Named Executive Officers.

As a general principle, the Compensation Committee seeks to set performance targets that are challenging yet achievable: that is, they should be set at levels that represent excellent performance, superior to the results of typical companies in the Company’s industry. The Compensation Committee generally tries to set targets in the top quartile of relevant competitive performance, based on internal reviews of publicly-available information and benchmarks provided by consultants and industry associations.

At the beginning of 2007, after taking into consideration recommendations from the CEO, the Compensation Committee established Corporate Objectives and Key Performance Factors and weightings as further described in Table 1 and Table 2 below. The CEO participates in the early stages of the development of the compensation objectives primarily because these objectives apply to various employees, not just the executive officers, and the CEO has an interest in ensuring that the objectives will provide direction for employees to excel in their daily responsibilities in order to produce outstanding financial and operating results for the Company.

The Corporate Objectives were selected because they represent significant milestones tied to restoring our financial stability, supporting future growth strategies, and enhancing the total return to stockholders. The Key Performance Factors were selected because they involve key financial and operational objectives that are integral to measuring the performance of the Company. The Key Performance Factors generally were set considering top quartile performance in the electric utility industry and the Company’s performance with respect to those factors in 2006. The weighting between the Corporate Objectives and the Key Performance Factors for each Named Executive Officer is based primarily on the impact that the Named Executive Officer is expected to have on determining the results.

In addition to the Corporate Objectives and Key Performance Factors, to satisfy the requirements for deductibility under Section 162(m) of the Internal Revenue Code (the “Code”), your Board and Compensation Committee set a performance threshold for 2007 of $100 million of adjusted net income. No award would be paid if this threshold was not achieved in 2007, regardless of the achievement of any other objectives. If the performance threshold is achieved, the Named Executive Officers are entitled to receive a maximum of 200% of their target award under the Annual Plan. This adjusted net income goal was met for 2007.

Table 1 below provides information regarding the annual incentive weightings applied to the 2007 Corporate Objectives and Key Performance Factors for each Named Executive Officer.

Table 1 – Weightings Applied to 2007 Corporate Objectives and Key Performance Factors

Named Executive Officer	Corporate Objectives	Key Performance Factors
		Corporate	Allegheny Power	Generation & Marketing
Paul J. Evanson, Philip L. Goulding, David M. Feinberg, Edward Dudzinski and Thomas R. Gardner	50%	50%
David E. Flitman	20%	20%	60%
Joseph H. Richardson	20%	20%		60%

Table 2 below provides additional information regarding the nature of the Corporate Objectives and Key Performance Factors for 2007 and the percentage of the total potential award allocated to each of the objectives.

Table 2 – 2007 Financial and Operational Objectives

Corporate Objectives/Weighting

Corporate
Financial • Achieve investment grade rating.	25%

Electric transmission projects • Make state regulatory filings related to siting, and secure approval in one state. • File a transmission rate case with the Federal Energy Regulatory Commission (FERC) and begin incentive rate recovery.	25%

Power station scrubber installations • Stay on schedule and cost to achieve a 2009 in-service date. • Obtain public service commission approval to securitize at least $450 million of scrubber costs relating to the Company’s Fort Martin power station and complete the related financing.	25%

Regulatory • Obtain approval for a ramp-up plan for the Company’s Maryland residential customers. • Obtain approval for a fuel clause with a base rate adjustment in West Virginia. • Positively resolve regulatory issues in Virginia.	25%

Key Performance Factors/Weighting

	Corporate	Allegheny Power	Generation & Marketing
Adjusted net income [1]	25%	—	—
Power station availability [2]	25%	—	25%
O&M expense [3]	25%	25%	25%
Customer service unavailability [4]	25%	25%	—
Adjusted earnings before income taxes (EBIT) [5]	—	25%	25%
OSHA recordable incident rate [6]	—	25%	25%

In determining the actual award for each Named Executive Officer, at its February 2008 meeting the Compensation Committee first assessed the actual results for each objective shown in Table 2 and assigned a level of achievement from zero to 200%. If a Key Performance Factor is achieved, that factor will be assessed 100%. The Compensation Committee or the independent directors, as applicable, have discretion in determining the level of achievement for each Key Performance Factor between zero and 100% if the target is not achieved and between 100% and 200% if the target is exceeded. The Compensation Committee and the independent directors also have discretion in determining the level of achievement of each Corporate Objective between zero and 200%. In assessing performance against the objectives, the Company considered actual results against the specific deliverables associated with each objective, the extent to which the objective was a significant goal for the Company, the expected difficulty of achieving the objective, and whether any significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the objective. The actual results for each Corporate Objective and Key Performance Factor are shown below.

[1]

Adjusted net income means the consolidated net income of Allegheny Energy, Inc. and its subsidiaries, as determined in accordance with generally accepted accounting principles (GAAP), adjusted to exclude the impact on net income of any changes in accounting principles, extraordinary items, non-recurring charges or gains, discontinued operations, regulatory and/or legislative changes, labor union disruptions and acts of God, such as hurricanes.

[2]

Power station availability is the percentage of time that our super-critical power plants were available to generate power during 2007. The super-critical power plants include approximately 80% of our coal-fired power plants.

[3]

The O&M expense goal includes the expenses of non-fuel operations and maintenance, including general and administration expenses, as determined in accordance with GAAP. For Allegheny Power and Generation & Marketing, only their respective expenses were taken into account.

[4]	The customer service unavailability goal is the number of minutes the average customer was without power during 2007, excluding major events as defined by state reliability reporting requirements.

[5]	The EBIT goal includes the adjusted earnings before interest and taxes. For Allegheny Power and Generation & Marketing, only their respective adjusted EBIT was taken into account.

[6]

The rate includes the incidents recordable under regulations of the U.S. Occupational Heath and Safety Administration (“OSHA”) for 2007. For Allegheny Power and Generation & Marketing, only their respective OSHA recordable incident rate was taken into account.

Table 3 – 2007 Financial and Operational Objectives Level of Achievement

Corporate Objectives/Results

Actual
Financial	Achieved
Electric transmission projects	Achieved
Power station scrubber installations	Achieved
Regulatory	Achieved in part

Key Performance Factors/Target and Results

	Corporate		Allegheny Power		Generation & Marketing
	Target	Actual	Target	Actual	Target	Actual
Adjusted net income (millions)	$371.8	$384.8	—		—
Power station availability	85%	83.2%	—		85%	83.2%
O&M expense (millions)	$694.3	$687.0	$253.9	$256.4	$275.1	$276.7
Customer service unavailability (minutes)	200	282	200	282	—
Adjusted earnings before income taxes (EBIT) (millions)	—		$315.1	$270.0	$548.4	$590.2
OSHA recordable incident rate	—		2.40	1.96	1.75	1.86

The level of achievement for each objective was then multiplied by the applicable weighting in Table 2 to determine the final performance result for each objective. The overall performance result for the Corporate Objectives and the applicable Key Performance Factors was then multiplied by the weightings in Table 1 to obtain an overall award percentage for each executive. The preliminary annual incentive award was then determined by multiplying the target award shown in Table 4 below by the overall award percentage from the evaluation of the objectives as illustrated below:

Annual Incentive Award	=	Target Award	×	Overall Award Percentage

When determining the final awards for each Named Executive Officer, the Compensation Committee also considered their individual performance, including their contributions to achieving the pre-established 2007 objectives described above and performance that was not specifically measured through the objectives, and adjusted the final awards accordingly. The Company uses this aspect of the executive compensation program in particular to reinforce performance expectations with respect to attributes that cannot readily be quantified. The Compensation Committee evaluated each Named Executive Officer’s performance taking into account input from the CEO. For the CEO and CFO, the Compensation Committee submitted its recommendations regarding their performance to the independent directors, who determined their actual awards. Accordingly, the 2007 annual incentive awards for Messrs. Evanson and Goulding were increased by approximately 14% and 6%, respectively, based on their individual performances. The independent directors of your Board increased Mr. Evanson’s award based on, among other things, high customer satisfaction and progress on projects to expand our electric transmission system. The independent directors of your Board increased Mr. Goulding’s award based on, among other things, his contributions to the Company achieving investment grade credit status.

Taking into account the analysis discussed above, the 2007 annual incentive awards for our currently employed Named Executive Officers are set forth below in Table 4. The annual incentive awards are also shown in the Summary Compensation Table below under the column headed “Non-Equity Incentive Plan Compensation” to the extent directly attributable to meeting the performance objectives, and in the column headed “Bonus” to the extent awards were increased based on individual performance, including performance not specifically measured through the objectives under the Annual Plan.

Table 4 – 2007 Annual Incentive Target and Awards

Named Executive Officer	2007 Target Award	Target Award as a Percentage of Salary	2007 Actual Award	2007 Actual Award as a Percentage of Target
Paul J. Evanson	$1,020,900	100%	$1,300,000	127%
Philip L. Goulding	$337,500	75%	$400,000	119%
David E. Flitman	$166,010	50%	$135,000	81%
David M. Feinberg	$162,452	50%	$185,000	114%
Edward Dudzinski	$161,058	50%	$180,000	112%
Thomas R. Gardner	$135,000	45%	$145,000	107%

Long-Term Incentive Grants

The Company did not make any long-term incentive grants to the Named Executive Officers in 2007. The grant date fair value of the prior long-term incentive grants that vest in 2007, which are described below, accounted for approximately 77% of total compensation for our CEO and approximately 42% of total compensation, on average, for all other currently employed Named Executive Officers. This is consistent with our peer group, with the exception of the compensation of our CEO, who received proportionally more of his total compensation in long-term incentives.

Long-term incentives are made available to executives and key management employees who can significantly affect the long-term success of the Company. The Company believes that long-term incentive compensation is an important component of our program because it has the effect of attracting and retaining talented executives, aligning executives’ financial interests with the interests of stockholders, and rewarding the achievement of our long-term strategic goals.

Stock Options

The employment agreements and offer letters with our Named Executive Officers contemplate long-term incentive awards, including stock option grants under our Long-Term Plan. The number of stock options varied by individual based on the applicable employment agreement or offer letter. The stock options granted to the Named Executive Officers have an exercise price equal to the market price of our common stock at the date of their grant and a term of 10 years, and become exercisable in either two, three or five equal annual installments.

For Messrs. Evanson, Dudzinski, Gardner, Goulding and Richardson, grants were made in connection with our original employment offers in 2003 and 2004 to induce them to accept employment when we were experiencing severe business, financial and accounting difficulties. Stock option grants also were awarded to Messrs. Feinberg and Flitman in connection with their original employment offers and subsequent promotions in 2006. No additional stock options were issued to the Named Executive Officers in 2007.

Stock options correlate well with stockholder interests because they gain value only to the extent that the stock price increases above the exercise price. Stock options also provide a significant incentive to employees by providing an opportunity for a larger stock ownership stake in the Company.

Stock Units

For Messrs. Evanson, Dudzinski, Goulding and Richardson, stock unit grants were made in connection with our original employment offers in 2003 and 2004 to induce them to accept employment when we were experiencing severe business, financial and accounting difficulties. The number of stock units varied by individual based on the applicable employment arrangement. Each stock unit represents one share of our common stock. Stock units convert into shares of our common stock if the Named Executive Officer continues to be employed by us when the stock units vest. These stock units were issued under our Stock Unit Plan and vest in equal installments over a five-year period.

No stock units have been issued since 2004, and we presently do not expect to issue any additional stock units in 2008.

Long-Term Incentive Changes for 2008

Beginning in 2008, to further emphasize our pay-for-performance philosophy, the Company has changed the mix of long-term incentive awards from awards of stock units and stock options to a mix consisting of approximately 50% performance shares and 50% stock options. In addition, as further described below under “Executive Compensation Related Policies and Practices – Performance-based Compensation,” your Board has adopted a policy to require that a significant portion of future equity compensation granted to the Company’s executive officers be “performance-based.” We presently expect to award additional equity grants on an annual basis to the Named Executive Officers. Previously, in lieu of providing annual equity grants, one-time equity grants were made to our executive officers to cover a two to five year period.

Accordingly, at the February 2008 Compensation Committee and Board meetings, the Company granted the performance-based equity compensation shown below. The grants of performance shares are subject to stockholder approval of our New Long-Term Plan at the Company’s May 2008 annual meeting of stockholders.

2008 Annual Long-Term Incentive Compensation

Name	Stock Options	Performance Shares
Paul J. Evanson	266,498	78,271
Philip L. Goulding	24,985	7,338
David E. Flitman	15,467	4,543
David M. Feinberg	16,498	4,846
Edward Dudzinski	10,470	3,075
Thomas R. Gardner	9,518	2,796

The 2008 performance shares will be paid in stock, with 50% of these shares linked to the three-year total stockholder return as compared to a peer index and the remaining 50% of these shares linked to the three-year average results under the Company’s annual incentive plan. The total stockholder return will be determined by dividing the change in the Company’s stock price (including any dividends) by the beginning stock price as illustrated below:

Total Stockholder Return	=	Change in Stock Price	+	Dividends Paid
Beginning Stock Price

For the performance shares that are linked to the total stockholder return, the percent of target award earned is tied to the Company’s total stockholder return as compared to the peer index. As illustrated below, the percent of target award earned can vary from zero to 250%, depending on the Company’s performance.

Payout for Performance Shares linked to Total Stockholder Return

Company’s Percentile of 3-year Total Stockholder Return vs. the Peer Index	% of Target Award Earned
90th	250%
70th	175%
50th	100%
25th	50%
Below 25th	0%

For the performance shares that are linked to the Company’s annual incentive plan, awards will be earned at the same percentage of target as the average of the Corporate Objectives and Corporate Key Performance Factors results over a three-year period. The performance criteria used to determine the awards will be the 2008 – 2010 Corporate Objectives and Corporate Key Performance Factors. The 2008 Corporate Objectives relate to regulatory issues, electric transmission projects, power station scrubber installations and generation matters. The 2008 Corporate Key Performance Factors are adjusted net income, power station availability, O&M expense and customer service unavailability. The Corporate Objectives and Corporate Key Performance Factors for 2009 and 2010 have not been established.

In addition, for the performance shares linked to the annual incentive plan, to satisfy the requirements for deductibility under Section 162(m) of the Code, the independent directors of your Board set a performance formula for any 2008 grants at 0.5% of the Company’s 3-year cumulative total adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) for 2008-2010. Accordingly, the aggregate value of all awards earned cannot exceed 0.5% of the Company’s Adjusted EBITDA, regardless of the level of achievement of the Corporate Objectives and Corporate Key Performance Factors.

The New Long-Term Plan replaces the existing Long-Term Plan that expires in 2008. The New Long-Term Plan is discussed in detail beginning on page 50 of this proxy statement.

Other Benefits

As part of our overall compensation package, we offer benefits to all of our employees. These benefits are comparable to those typically offered by companies of similar size to us, and include medical and disability benefits, life insurance, tax-qualified retirement benefits, and matching contributions to a tax-qualified savings plan. These benefits are generally available to the Named Executive Officers on the same basis as for other employees. The limited number of additional benefits that we provide to our Named Executive Officers as part of the total compensation package are discussed below. We report the compensation associated with these programs as required in the “All Other Compensation” column of the Summary Compensation Table.

The Compensation Committee regularly reviews the benefits provided by the Company to ensure that they are efficient and effective uses of the Company’s resources. The Compensation Committee decided to provide these benefits because they are generally consistent in form and amount to those offered to executives at similar levels at companies with whom we compete for talented executives and these benefits advance our business objectives.

Supplemental Executive Retirement Plan

We offer a Supplemental Executive Retirement Plan (the “Supplemental Plan”) to the Named Executive Officers and other senior executives. The amount of compensation that can be taken into account under our tax-qualified retirement plan (the “Retirement Plan”) was limited under the Code to $225,000 for 2007, and the Code also places limits on the total amount of benefits that can be provided under the Retirement Plan. The Retirement Plan benefits provided to the Named Executive Officers generally constitute a smaller percentage of final pay than is typically the case for other Company employees. The Supplemental Plan provides a payment to restore benefits to a level they otherwise would have been were it not for these compensation and benefit limits established by federal tax law.

All Named Executive Officers, except Mr. Evanson, are participants in the Supplemental Plan. In lieu of benefits under the Supplemental Plan and pursuant to his employment agreement, Mr. Evanson is entitled to a lump sum cash payment of $66,667 for each month he is employed by us, which will be paid to him upon the termination of his employment.

Under the Supplemental Plan, each participating employee will receive a supplemental retirement benefit equal to their average compensation multiplied by the sum of: (a) 2% for each year of service up to 25; (b) 1% for each year of service from 26 to 30 and (c) 0.5% for each year of service from 31 to 40, less benefits paid under the Retirement Plan and less 2% for each year that a participating employee retires prior to his or her 60th birthday. Therefore, an employee’s maximum benefits under the Supplemental Plan are 60% of average compensation. Average compensation under the Supplemental Plan is defined as 12 times an employee’s average monthly compensation, plus any award paid under the Annual Plan and other salary payments actually earned, whether or not payment is deferred, for the 36 consecutive calendar months constituting the period of highest average monthly compensation during the employee’s employment.

Except as set forth in the employment agreements and as described below, a Supplemental Plan participant will be eligible to receive benefits under the Supplemental Plan only if he or she has been credited with at least 10 years of service with us and has reached his or her 55th birthday. The Company approved the crediting of additional years of service under the Supplemental Plan to compensate some of our Named Executive Officers for lost benefits under prior employers’ retirement plans, provided they satisfy specified minimum tenures of service with us. Following five years of service, Messrs. Dudzinski, Flitman, Gardner and Goulding will be credited with an additional five years under the Supplemental Plan. Following ten years of service, Messrs. Gardner and Goulding will be credited with an additional five years under the Supplemental Plan. In addition, some of our Named Executive Officers would be vested in the Supplemental Plan and credited additional years of service under change in control or termination circumstances, as further described in the “Potential Payments Upon Termination or Change in Control” section below.

The change in the pension value for the Named Executive Officers in 2007 under our Retirement Plan, Supplemental Plan, or in the case of Mr. Evanson, his employment agreement, is shown below in the Summary Compensation Table under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column. The accumulated pension benefits for the Named Executive Officers under our Retirement Plan, Supplemental Plan, or in the case of Mr. Evanson, his employment agreement, are shown in the Pension Benefits Table below.

The Compensation Committee believes that these plans are an important part of our Named Executive Officers’ compensation program. These plans are key to the recruitment of talented executives in the competitive market, as companies in our peer group typically offer their executives these types of supplemental plans. These plans serve a critically important role in the retention of our senior executives, as benefits from these plans increase for each year that the executives remain employed by us. The plans thereby encourage our most experienced executives to remain employed by us and continue their work on behalf of the Company. We have agreed to provide the additional credited years of service described above to recruit senior executives from other companies. By offering these executives credited service, we were able to attract them by making up for the potential loss of their pension benefits resulting from leaving their prior employment.

Personal Benefits

We provide a limited number of personal benefits that generally help our executives conduct Company business; some of these benefits, however, may be used for personal reasons as well. These personal benefits generally are provided to the Named Executive Officers because they advance our business objectives and are available at many of our peer group companies. When these benefits are utilized for personal reasons, the cost or value is imputed to the Named Executive Officer as income to the extent required by applicable tax law and the officer is responsible for satisfying such taxes. These personal benefits for some of our Named Executive Officers included annual physical examinations. The Company also paid the legal fees that the CEO incurred related to the negotiation of his new employment agreement. On one occasion in 2007, a Board meeting was held as a retreat at which the Company provided leisure activities for the directors, some of our Named Executive Officers and their spouses. We believe that this Board retreat provided valuable opportunities for the directors, senior executives, and their spouses to meet and establish relationships and enhance leadership development. Our CEO and his immediate family members may use our aircraft for personal travel on a limited basis, and the vast majority of such use has been for commuting purposes. In addition, the other Named Executive Officers and their immediate family members may use our aircraft for personal travel on a limited basis, with the approval of the CEO. On certain occasions, an executive officer’s spouse or other immediate family member has accompanied the executive on flights if seating is available on the aircraft, and there is essentially no incremental cost to the Company in this circumstance. The Company’s policy with respect to personal use of our aircraft in 2007 required the CEO to lease the aircraft from the Company for any personal use in excess of $275,000 and to pay the incremental costs of such personal flights, up to the maximum established under Federal Aviation Administration rules. The Compensation Committee believes, with respect to travel-related expenses, that enhancing the work efficiency of the executive officer during otherwise personal travel benefits the Company.

We report the incremental cost to the Company of these personal benefits as required in the “All Other Compensation” column of the Summary Compensation Table below. As reported, these personal benefits make up a small percentage of total compensation (approximately 2%) for our currently employed Named Executive Officers.

Termination or Change In Control Payments

Under our agreements with the Named Executive Officers and provisions in our compensation plans, we provide specified benefits under certain change in control and termination conditions. The payment levels and events that trigger payment were set in connection with our employment offers or promotions and to induce some of our Named Executive Officers to accept employment when we were experiencing severe business, financial and accounting difficulties. At the times the change in control and severance arrangements were entered into, the payment levels were either negotiated with the Named Executive Officer or consistent with existing arrangements with the other Named Executive Officers. These payments are described below under the “Potential Payments Upon Termination or Change in Control” section.

Your Board and Compensation Committee believe that competitive change in control agreements for our Named Executive Officers are necessary to retain senior leadership and maintain management’s objectivity should the Company become engaged in a change in control situation. The Company also believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the executive officer level. We do not believe that the Named Executive Officers should be entitled to receive their severance benefits merely because a change in control transaction occurs. Therefore, the payment of severance benefits is only triggered if a Named Executive Officer leaves our employment under certain qualifying circumstances (commonly referred to as a “double trigger”). The other termination provisions are generally designed to attract and retain Named Executive Officers by making up for the potential loss if the executives are terminated. In addition, the employment arrangements with our Named Executive Officers subject the executive officers to additional restrictions not common to other Company employees, including a non-competition obligation for one year following any termination of employment. Accordingly, if a Named Executive Officer’s employment is terminated by the Company, the executive will receive the compensation and benefits that would have been received had the termination not occurred for a period of time. Your Board and Compensation Committee believe that these agreements are important as recruitment and retention devices, as most companies with which we compete for talented executives have similar protections in place for their executive officers.

Deferred Compensation

Under our Nonqualified Deferred Compensation Plan, executive officers can elect to defer between zero and 100% of their Annual Plan payout. Each executive officer may elect, in a manner prescribed by the Compensation Committee, to have a specified percentage of his or her account invested in one or more investment options, which are based on investment options available to our employees under our tax-qualified savings plan. The deferred compensation plan is intended to provide a long-term savings opportunity on a tax-efficient basis. In 2007, none of the Named Executive Officers deferred receipt of their compensation.

CEO 2007 Employment Agreement

Since Mr. Evanson joined our Company as our Chairman and CEO in June of 2003, he has established a new senior management team and achieved strong results for our stockholders. Under Mr. Evanson’s direction, the Company took decisive action and delivered solid performance despite significant challenges. Mr. Evanson, along with his new senior management team, successfully implemented financial recovery plans and adopted new long-term strategies, some of which are described below.

•

Restoring Financial Strength.    Beginning in 2003, the Company significantly improved its liquidity and overall financial strength, avoiding the need to seek bankruptcy protection. Since December 1, 2003, the Company has repaid approximately $2 billion of debt. In 2007 the Company achieved investment grade credit status and reinstated a dividend on our common stock, which had not been paid in five years.

•

Focusing on the Core Business and Growth.    The Company has reoriented its business to focus on its core businesses and assets. The Company is focused on becoming a high performance organization by maintaining low costs and expenses while at the same time achieving its operational goals. These operational goals include improving power plant availability and increasing customer satisfaction. Now that our financial recovery is complete, the Company is in a growth phase, which includes the expansion of our electric transmission system. The Company also is making a substantial investment in environmental compliance by, among other things, installing scrubbers at two of its largest power stations.

To reflect the performance since Mr. Evanson and the new management team joined us, the graph provided on page 45 compares the cumulative total return on our common stock with the Dow Jones U.S. Electricity Index and the Standard & Poor’s (“S&P”) 500 Index at each December 31 from 2002 to 2007. This graph tracks the performance of $100 invested in our common stock from December 31, 2002 to December 31, 2007. Accordingly, the graph shows that $100 invested in the Company’s common stock on December 31, 2002 would be worth $844 on December 31, 2007 as compared to $183 and $266 for the S&P 500 index and Dow Jones US Electricity index, respectively.

In summary, your Board and Compensation Committee believe that Mr. Evanson has taken decisive action to set a new direction for the Company. Because Mr. Evanson’s then-existing employment agreement was set to expire in June 2008, and in recognition of Mr. Evanson’s strong performance and the desire to retain Mr. Evanson to help realize the Company’s long-term strategies, the independent directors of your Board agreed to enter into a new employment agreement with Mr. Evanson on July 26, 2007 that extends until June 15, 2010. The Compensation Committee engaged an independent outside legal counsel, Davis Polk & Wardwell, to assist in the negotiation of the new employment agreement with Mr. Evanson. In developing the new employment agreement, the Compensation Committee also hired Mercer to provide benchmarking data and analysis for other chief executive officers positions in 2007. This competitive benchmarking review, among other things, analyzed CEO competitive compensation levels at our peer group companies compared with Mr. Evanson’s compensation, analyzed the financial performance of the Company relative to the peer group in light of the Company’s pay-for-performance philosophy, and compared various provisions of the CEO’s then-existing employment agreement with those at peer companies.

This benchmarking data and analysis, along with the terms of Mr. Evanson’s prior employment agreement with the Company, were considered when the Company entered into the new employment agreement with Mr. Evanson. Given Mr. Evanson’s past performance and the importance of his position to the strategic direction of the Company, the independent directors of your Board decided to pay him significantly more than the median compensation for the peer group.

The new employment agreement set Mr. Evanson’s base salary at $1,020,900 until June 15, 2008 and provides for base salary of at least $1.2 million per year from June 16, 2008 until June 15, 2010, subject to an annual inflation adjustment. Mr. Evanson is eligible under the agreement to receive annual incentives. For 2007, the agreement establishes a target bonus for Mr. Evanson’s annual incentive at 100% of his base salary and a maximum bonus opportunity of 200% of his base salary. For 2008, the agreement establishes a target bonus for Mr. Evanson of 112.5% of his base salary and a maximum bonus opportunity of 225% of his base salary. For 2009 and 2010, the agreement establishes a target bonus for Mr. Evanson of 125% of his base salary and a maximum bonus opportunity of 250% of his base salary. The agreement also entitles Mr. Evanson to receive annual equity awards in 2008 and 2009 with an initial grant date value of $8.4 million each.

Further, under certain circumstances, Mr. Evanson will be entitled to additional payments and benefits and all or a portion of Mr. Evanson’s unvested stock options and other equity awards will vest, upon the termination of his employment. The provisions under Mr. Evanson’s employment agreement if his employment is terminated at December 31, 2007 are described in the “Potential Payments Upon Termination or Change in Control” section below.

Accounting and Tax Treatment Implications for Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”)

Section 162(m) of the Code generally precludes a public corporation from taking a federal income tax deduction for compensation in excess of $1 million for its chief executive officer or any of its three other highest paid executive officers (other than the chief financial officer) unless certain criteria are satisfied. The Long-Term Plan contains provisions intended to ensure that certain restricted share awards and performance awards to these employees are exempt from the $1 million deduction limit; however, those provisions of the Long-Term Plan, by their terms and under applicable tax rules, expired as of May 14, 2003. Mr. Evanson’s base salary in excess of $1 million per year and the stock unit awards to Messrs. Evanson, Dudzinski and Richardson under our Stock Unit Plan are not exempt from the $1 million deduction limit under Section 162(m) of the Code. In addition, and as noted above under “Compensation Elements for Named Executive Officers – Long-Term Incentive Grants – Long-Term Incentive Changes for 2008,” the Company has submitted the New Long-Term Plan for approval at the Company’s May 2008 annual meeting of stockholders. Upon approval, we anticipate that various (but not necessarily all) equity compensation granted by the Company under the plan will be exempt from the $1 million deduction limit described above.

The Company has attempted to qualify substantial components of our incentive compensation to executive officers to meet the performance-based exception under Section 162(m). While the Company seeks to preserve deductibility where feasible, it retains the discretion to develop compensation elements and may approve, in the future, compensation that in some instances is not fully deductible. Accordingly, in appropriate circumstances, it may be necessary or appropriate to pay compensation or make equity awards that do not meet the performance-based exception under Section 162(m) in order to achieve our desired compensation objectives.

Section 280G and 4999 of the Code

If any payment or benefit (including any acceleration of a payment or benefit) by us to a Named Executive Officer as a result of a change in control would be subject to the excise tax imposed by Section 4999 the Code, the Company will make an additional “gross-up” payment to the Named Executive Officer, such that the executive officer would retain the same amount, net of all taxes, that the executive officer would have retained had the excise tax not been triggered. This gross-up provision applies to any payments or distributions resulting from the change in control discussed in the “Potential Payments Upon Termination or Change in Control” section below.

Certain Tax and Accounting Considerations

The Company carefully considers the tax and accounting impact of our compensation programs on the Company as well as on the executive officers. For example, the Compensation Committee reviewed the effects of the applicable tax and accounting rules when considering the New Long-Term Plan and the awards made under the New Long-Term Plan. The Compensation Committee, however, believes that decisions regarding executive compensation should be primarily based on whether they result in positive long-term value for the Company’s stockholders, customers, employees and other important stakeholders.

Executive Compensation Related Policies and Practices

Performance-based Compensation

To further emphasize at-risk compensation, your Board adopted a formal policy in 2007 to require that a significant portion of future equity compensation granted to the Company’s executive officers be “performance-based.” Under the policy, the vesting of such performance-based equity awards will depend on the satisfaction of pre-established performance criteria approved by the Board or Compensation Committee, as applicable, and disclosed to the Company’s stockholders.

For purposes of this policy, performance-based equity awards shall include one or more of the following types of grants:

•	Indexed stock options;

•	Premium-priced stock options;

•	Other long-term incentive compensation that is performance-based, such as performance shares, performance units, performance-vesting options or performance-vesting restricted stock.

Potential Impact on Compensation due to Financial Restatement

Your Board has adopted a policy providing it with sole and absolute authority within governing law to seek reimbursement of annual incentive payments paid to any Named Executive Officer and certain other specified officers if the officer engages in fraud or intentional misconduct that causes or partially causes the need for a restatement of our financial results.

We have an additional policy on the forfeiture of bonuses and other compensation if your Board determines that knowing misconduct by the CEO or CFO has occurred and caused our financial results to be restated. In this situation, your Board will take steps to secure reimbursement from the responsible CEO or CFO of certain bonus, incentive-based or equity-based compensation and net profits realized by the responsible officer from the sale of our securities.

Equity Compensation Awards Policy and Policy for Determining the Timing of Equity Based Awards

In 2007, your Board revised its existing policy on awards of equity compensation. The equity compensation awards policy requires the Compensation Committee or the independent directors of your Board, as applicable, to approve any equity award to an executive officer in advance of or on the grant date. Equity grants to executive officers, other than grants to newly-hired or promoted executives, are to be approved annually at a regularly scheduled Board or Compensation Committee meeting, except when special circumstances require otherwise.

The executive officers do not influence the timing of their individual awards. Rather, the timing of such awards is driven by a predetermined date for the Board or Compensation Committee meeting or by the date of hire or promotion of an executive officer. The Company does not time equity grants based on information, either positive or negative, about the Company that has not been publicly disseminated.

Under the equity compensation awards policy, the exercise price of all stock option grants is equal to, or greater than, the closing price of common stock on the date of the grant. We do not backdate or reprice stock options granted under the Long-Term Plan or any similar plan.

Executive Stock Ownership Requirements and Hedging Arrangements

We believe that direct ownership of stock facilitates continued commitment to our Company and supports one of the key objectives of our executive compensation program – to create a strong link between executive compensation and total return to stockholders. Therefore, we expect our executive officers reporting to the CEO to own a significant equity interest in the Company in accordance with our stock ownership guidelines. Under our stock ownership guidelines, the CEO, CFO and the other executive officers reporting to the CEO are required to hold our common stock and stock units in amounts of three, two and one times their annual salary, respectively. Executive officers are ordinarily expected to meet or exceed the guidelines within three years following hire or promotion. Based on its review, the Governance Committee has determined that, as of February 1, 2008, all of the Named Executive Officers are in compliance with the requirements of our stock ownership guidelines either by virtue of their stock ownership or because of the timing of their hire or promotion.

Under our insider trading policy, insiders, including our executive officers, may not engage in hedging of our stock. Under our policy, the term “hedging” includes any transaction involving our common stock that allows the owner to lock in much of the value of the stock generally in exchange for all or part of the potential for upside appreciation in the stock.

2008 Compensation Actions

In February 2008, the independent directors of your Board and the Compensation Committee, as applicable, approved a number of changes to executive officer compensation and to the Company’s executive compensation programs to enhance competitiveness and more closely align our compensation programs to the Company’s strategic business objectives. A summary of the more significant changes made for 2008 is as follows:

•

As described above under “Compensation Elements for Named Executive Officers – Long-Term Incentive Grants – Long-Term Incentive Changes for 2008,” the independent directors of your Board and the Compensation Committee, as applicable, approved grants of performance shares and stock options pursuant to the Company’s new long-term incentive program design.

•

Effective April 1, 2008, the independent directors of your Board and the Compensation Committee, as applicable, approved base salary increases for Messrs. Dudzinski, Feinberg, Flitman, and Goulding of $5,000, $65,000, $35,000, $75,000, respectively, to bring them closer to the peer group median and to reflect their respective performance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis contained in this Proxy Statement with management and, based on the review and discussions, the Compensation Committee recommended to your Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

H. FURLONG BALDWIN, Chair

ELEANOR BAUM

CYRUS F. FREIDHEIM, JR.

TED J. KLEISNER

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee, during fiscal year 2007 or as of the date of this proxy statement, is or has been an officer or employee of the Company, and no executive officer of our Company served on the compensation committee or board of any Company that employed any member of the Compensation Committee or your Board.

EXECUTIVE COMPENSATION

The table below provides information regarding compensation for our Chief Executive Officer, Chief Financial Officer, each of our other three most highly paid executive officers serving as such at December 31, 2007, and two additional individuals who would have been among the next three most highly paid executive officers serving at year end but for the fact that the individuals were no longer serving as such at year end.

2007 Summary Compensation Table (1)

Name and Principal Position	Year	Salary ($)		Bonus ($) (3)		Stock Awards ($) (4)		Option Awards ($) (4)		Non-Equity Incentive Plan Compensation (5)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)		All Other Compensation ($) (7)		Total ($)
Paul J. Evanson,	2007		$1,008,666		$163,738		$1,935,291		$2,129,727		$1,136,262		$829,969		$312,362		$7,516,015
Chairman, President and Chief Executive Officer	2006		$975,647		$147,560		$3,732,702		$2,133,000		$1,252,440		$831,110		$257,373		$9,329,832

Philip L. Goulding,	2007		$450,000		$24,362		$181,344		$1,060,760		$375,638		$132,568		$9,646		$2,234,318
Senior Vice President and Chief Financial Officer	2006		$424,231		$0		$326,016		$1,061,388		$400,000		$87,301		$11,759		$2,310,695

David E. Flitman, Vice President	2007		$333,904		$0		$0		$297,516		$135,000		$35,617		$8,942		$810,979

David M. Feinberg, Vice President, General Counsel & Secretary	2007		$326,370		$0		$0		$198,719		$185,000		$25,083		$7,020		$742,192

Edward Dudzinski, Vice President, Human Resources and Security	2007 2006	$ $	322,534 311,250	$ $	0 0	$ $	47,806 79,726	$ $	195,789 196,000	$ $	180,000 210,000	$ $	98,551 83,978	$ $	8,806 10,369	$ $	853,486 891,323

Thomas R. Gardner,	2007		$300,000		$0		$0		$353,586		$145,000		$67,067		$6,357		$872,010

Vice President and Chief Information Officer	2006		$300,000		$10,850		$0		$353,794		$174,150		$55,191		$8,966		$902,951

Joseph H. Richardson,	2007		$332,877		$0		$157,266		$469,065		$0		$0		$217,979		$1,177,187
Former Chief Operating Officer, Generation (2)	2006		$426,885		$0		$218,028		$284,400		$255,000		$144,330		$10,189		$1,338,832
(1)	The compensation shown is for all services in all capacities to the Company and its subsidiaries. All salaries, annual incentives and long-term payouts of these executive officers are paid by Allegheny Energy Service Corporation, a subsidiary of the Company. A description of the compensation elements, including salary and any bonus, is included in the Compensation Discussion and Analysis section above.

(2)	Mr. Richardson died on September 27, 2007.

(3)	The bonus award for 2007 was based upon 2007 performance and was paid in 2008, and the bonus award for 2006 was based upon 2006 performance and was paid in 2007. The amounts in this column represent the increases in short-term awards under the Annual Plan attributable to individual performance, including performance not specifically measured through the objectives and performance factors under the Annual Plan.

(4)	The amounts in the “Stock Awards” and “Option Awards” columns are the amounts of compensation cost recognized by us for financial statement purposes during the fiscal years ended December 31, 2007 and December 31, 2006 related to stock unit and stock option awards in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”), except that the amounts in this table do not reflect the forfeitures discount mandated by FAS 123R. Assumptions used in the calculation of these amounts are reflected in Note 10 and Note 2 to the Company’s consolidated financial statements for the years ended December 31, 2007 and December 31, 2006, respectively, and are included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2008 and February 27, 2007, respectively.

(5)	Incentive awards for 2007 are based upon 2007 performance and were paid in 2008; incentive awards for 2006 are based upon 2006 performance and were paid in 2007. The amounts in this column represent awards paid under the Annual Plan, excluding any amounts reflected in the “Bonus” column.

(6)	The amounts in this column reflect the increase in the actuarial present value of the Named Executive Officer’s accumulated benefit under all defined benefit and pension plans, except for Mr. Richardson. For Mr. Richardson, the value decreased by $304,946 from 2006 due to his death on September 27, 2007. These amounts include amounts attributable to (i) the Retirement Plan and (ii) the Supplemental Plan for all Named Executive Officers, except for Mr. Evanson. For Mr. Evanson, and pursuant to his employment agreement, the amount includes amounts attributable to the obligation to make a lump sum cash payment of $66,667 upon his termination of employment for each month that he is employed by us. The amounts are valued at September 30, 2007, which is the same pension plan measurement date used for financial reporting purposes as of our last completed fiscal year.

The Named Executive Officers did not have any reportable earnings attributed to non-qualified deferred compensation plans. For 2007, the Named Executive Officers did not have any nonqualifed deferred compensation contributions, earnings, withdrawals, distributions or balances. For 2006, because the number of shares issued at the end of the deferral period was equal to the number of shares as to which the Named Executive Officer had deferred receipt, we have not treated the change in value of any deferral account as “above market” compensation. Accordingly, no amount is included in this column in respect of nonqualified deferred compensation.

(7)	The amounts in this column for 2007 for Mr. Richardson include amounts payable by reason of his death ($166,438 for prorated 2007 incentive pay, $23,907 for accrued but unused vacation, and $18,750 for the equivalent of two weeks of base salary). The amounts in this column also include, as required, the aggregate incremental cost to us of providing personal benefits. For 2007, Mr. Evanson’s personal benefits in this column include $280,077 for the personal use of our aircraft. The amounts in this column for 2007 for Mr. Evanson also include the cost of an executive physical paid for by us, payment of his legal fees related to the negotiation of his new employment agreement and expenses related to one Board retreat at which the Company provided leisure activities.

We valued the above personal benefits as summarized below.

Company Aircraft – Valued based on the variable cost per flight hour, as well as other direct out of pocket expenses. Variable costs included fuel, maintenance, weather monitoring, on-board catering and other miscellaneous variable costs. Direct out of pocket expenses included landing, parking and certain hangar storage expenses, crew travel expenses and passenger ground transportation. Certain applicable deadhead and other positioning costs are allocated to the executive officers. On certain occasions, the executive officer’s spouse or other immediate family member may accompany the executive on a flight. Typically, there are no additional incremental costs associated with such spousal or family travel, as there is no additional variable cost or increased direct out of pocket expenses. The amount shown also includes any expenditure related to the personal use of a chartered aircraft when our aircraft was unavailable. The following costs were not included in our calculation of incremental cost: fixed costs that do not change based on usage, such as our operator’s management fee and the cost of maintenance not related to trips; and the amount of any related disallowed tax deduction for fiscal year 2007.

Other – We valued all other personal benefits based on the aggregate incremental cost to us.

2007 Grants of Plan-Based Awards

The following table sets forth information concerning estimated future payouts under our Annual Plan at specified levels of achievement. No other grants or awards were provided to the Named Executive Officers during the fiscal year ended December 31, 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Paul J. Evanson	2/22/07	$0	$1,020,900	$2,041,800
Philip L. Goulding	2/22/07	$0	$337,500	$675,000
David E. Flitman	2/22/07	$0	$166,010	$332,019
David M. Feinberg	2/22/07	$0	$162,452	$324,904
Edward Dudzinski	2/22/07	$0	$161,058	$322,115
Thomas R. Gardner	2/22/07	$0	$135,000	$270,000
Joseph H. Richardson	2/22/07	$0	$175,550	$351,100

(1)	The Named Executive Officers may earn from zero to 200% of their respective target awards for 2007 under our Annual Plan. Targets are based on a percentage of base salary. See “Compensation Discussion and Analysis – Compensation Elements for Named Executive Officers – Annual Incentives,” for information regarding the criteria applied in determining the amounts payable under award opportunities provided in 2007. The actual amounts paid with respect to these awards are included in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table sets forth information concerning stock options and stock units held by the Named Executive Officers at December 31, 2007:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
Paul J. Evanson	900,000	300,000	$13.35	2/18/2014	410,901	$26,137,413
Philip L. Goulding	397,122	149,281	$13.35	2/18/2014	30,074	$1,913,007
David E. Flitman	16,666	13,334	$19.43	2/1/2015	—	$0
	13,000	13,000	$38.16	7/13/2016	—	$0
David M. Feinberg	6,000	4,000	$14.70	8/9/2014	—	$0
	8,000	12,000	$19.36	1/3/2015	—	$0
	10,000	10,000	$42.00	10/18/2016	—	$0
Edward Dudzinski	50,000	50,000	$14.70	8/9/2014	10,025	$637,690
Thomas R. Gardner	49,760	49,761	$13.35	2/18/2014	—	$0
Joseph H. Richardson	19,400	—	$13.35	9/27/2009	—	$0

(1)	For Mr. Evanson, 300,000 stock options vest on June 9, 2008. For Mr. Goulding, 149,281 stock options vest on October 13, 2008. For Mr. Flitman, 13,334 stock options vest on February 1, 2008 and 13,000 stock options vest on July 13, 2008. For Mr. Feinberg, 2,000 stock options vest on each of August 2, 2008 and August 2, 2009; 4,000 stock options vest on each of January 3, 2008, January 3, 2009 and January 3, 2010; and 10,000 stock options vest on October 18, 2008. For Mr. Dudzinski, 25,000 stock options vest on each of August 9, 2008 and August 9, 2009. For Mr. Gardner, 49,761 stock options vest on October 13, 2008. For Mr. Richardson, all stock options vested on the date of his death, September 27, 2007.

(2)	The option exercise price per share is equal to the closing price of our common stock as reported on the NYSE on the date of grant.

(3)	For Mr. Evanson, 410,901 stock units vest on June 9, 2008. For Mr. Goulding, 30,074 stock units vest on October 13, 2008. For Mr. Dudzinski, 5,012 stock units vest on August 9, 2008 and 5,013 stock units vest August 9, 2009. The number of stock units that have not vested include additional stock units credited relating to the Company’s 2007 dividend.

(4)	Market value is determined based on the closing price of our common stock on December 31, 2007 as reported on the NYSE and equals the closing price multiplied by the number of units underlying the grants.

2007 Option Exercises and Stock Vested

The following table sets forth information concerning the exercises of stock options and the vesting of stock awards by the Named Executive Officers during 2007:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Paul J. Evanson	300,000	$14,212,800	409,888	$20,459,550
Philip L. Goulding	200,000	$9,175,949	30,000	$1,695,525
David E. Flitman	10,000	$402,283	—	—
David M. Feinberg	—	—	—	—
Edward Dudzinski	25,000	$1,132,825	5,000	$271,175
Thomas R. Gardner	149,280	$7,039,549	—	—
Joseph H. Richardson (3)	180,600	$8,354,947	44,025	$2,330,376

(1)	The value is determined based on the price of the underlying stock at the time of exercise less the exercise price.

(2)	The value is determined based on the average of the high and low trading prices of our common stock on the NYSE on the date of vesting.

(3)	The stock awards include additional shares credited relating to the Company’s 2007 dividend.

2007 Pension Benefits (1)

The following table provides information regarding benefits available to the Named Executive Officers under our Retirement Plan and Supplemental Plan, or in the case of Mr. Evanson, his employment agreement:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (3)
Paul J. Evanson	Retirement Plan	4.25	$133,718
	Payment in lieu of Supplemental Plan (2)	4.25	$3,400,017
Philip L. Goulding	Retirement Plan	4.00	$58,850
	Supplemental Plan	4.00	$302,626
David E. Flitman	Retirement Plan	2.67	$29,220
	Supplemental Plan	2.67	$40,262
David M. Feinberg	Retirement Plan	3.17	$24,541
	Supplemental Plan	3.17	$33,686
Edward Dudzinski	Retirement Plan	3.17	$71,926
	Supplemental Plan	3.17	$180,720
Thomas R. Gardner	Retirement Plan	4.00	$64,589
	Supplemental Plan	4.00	$165,961
Joseph H. Richardson (4)	Retirement Plan	4.08	$61,737
	Supplemental Plan	4.08	$0

(1)	Pension benefits are valued at September 30, 2007, which is the same pension plan measurement date used for financial reporting purposes as of our last completed fiscal year. See “Compensation Discussion and Analysis – Compensation Elements for Named Executive Officers – Other Benefits – Supplemental Executive Retirement Plan” on page 28 for a discussion of the material elements of the Supplemental Plan.

The Retirement Plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401(a) of the Code. Each covered employee is eligible for retirement at his or her normal retirement date (age 65), with early retirement permitted. The benefit payable under the Retirement Plan is a function of the participant’s compensation and credited years-of-service. The normal form of benefit is a life annuity for unmarried participants and a joint 50% survivor annuity for married participants. While the plan does not provide lump sum options, actuarially-equivalent alternative annuity options are available to all participants. A participant may elect early retirement up to 10 years prior to age 65, subject to reduction of the retirement benefit to reflect the early commencement of the benefit prior to age 62. A participant has a fully vested benefit under the plan upon completing five years of service or attainment of age 55.

(2)	In lieu of benefits under the Supplemental Plan and pursuant to his employment agreement, Mr. Evanson is entitled to a lump sum cash payment of $66,667 for each month that he is employed by us, to be paid on the termination of his employment with us.

(3)	For the Retirement Plan and Supplemental Plan, the amount represents the present value of a single life annuity payable at the later of the earliest age eligible for an unreduced benefit under each plan or the age of the executive officer as of September 30, 2007, which is the same pension plan measurement date used for financial reporting purposes for our last completed fiscal year. The earliest age eligible for an unreduced benefit is 62 for the Retirement Plan and 60 for the Supplemental Plan. The present value amounts were calculated using a 6.4% interest rate and the mortality assumption is based on the Retirement Plans – 2000 Mortality Table (male) projected to 2007. These are the same assumptions applied with respect to the Retirement Plan and Supplemental Plan in the Company’s consolidated financial statements for the year ended December 31, 2007, as set forth in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2008 (see note 17 thereto). For the Retirement Plan and Supplemental Plan, all amounts shown are estimates since the actual payments and benefits can only be determined at the time of the executive officer’s separation from the Company.

(4)	Mr. Richardson died on September 27, 2007. Mr. Richardson’s beneficiary began receiving Retirement Plan survivor annuity payments as of October 1, 2007, which was after the pension plan measurement date used for financial reporting purposes. No Supplemental Plan benefits are payable. The present value of accumulated benefit represents the present value of the immediate annuity payable to his beneficiary under the Retirement Plan beginning as of October 1, 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

For the reasons discussed in the “Compensation Discussion and Analysis – Compensation Elements for Named Executive Officers – Other Benefits – Termination or Change In Control Payments” section above, the Company has entered into various arrangements with its Named Executive Officers that provide certain payments and benefits upon a change in control of the Company or a termination of employment in some circumstances. This section describes the circumstances that would trigger such payments and benefits and quantifies the estimated amount of such payments and benefits in different scenarios. If a triggering event were to occur in the future, actual payments would likely be different from those presented here since the actual payments and benefits can only be determined at the time of the executive officer’s separation from the Company.

Unless otherwise specified, the tables below provide information assuming a triggering event (change in control or termination of employment) as of December 31, 2007. For the Supplemental Plan, the amounts provided below represent the present value of a single life annuity payable at the later of the earliest retirement age or December 31, 2007. Consistent with SEC instructions, the amounts shown in the tables below exclude obligations due from the Company following a triggering event for (i) any earned but unpaid base salary, annual incentive compensation and long term incentive compensation through the date of termination; (ii) vested benefits under our Retirement Plan and Employee Stock Ownership and Savings Plan; (iii) accrued vacation pay; (iv) reimbursement of reasonable business expenses incurred prior to the date of termination; and (v) any other compensation or benefits to which the Named Executive Officer may be entitled that are available generally to our salaried employees and provide for the same method of allocation of benefits.

These agreements are complex legal documents with terms and conditions having precise meanings, which are designed to address many possible but currently hypothetical situations. It is not possible to reduce them to simple explanations without some loss of precision. The following discussion covers only some of the more likely circumstances that could cause them to come into play, and the possible consequences.

Under employment agreements for Messrs. Evanson, Dudzinski, Goulding and offer letters and change in control agreements for Messrs. Feinberg, Flitman and Gardner, the executive officers are subject to a non-competition obligation for one year, and a non-solicitation obligation for two years, following the termination of the officer’s employment, and they are also subject to customary confidentiality obligations.

Termination Without Cause Or For Good Reason Following A Change In Control

For Messrs. Evanson, Dudzinski, Feinberg, Flitman and Goulding, if a change in control occurs, and if other triggering events occur (including termination of employment by us without cause or leaving our employment for good reason), we will pay a lump sum cash severance payment equal to three times the sum of the executive officer’s base salary and target incentive amount, as well as the executive officer’s target incentive amount prorated for the year in which his termination occurs. For Mr. Gardner, if a change in control occurs, and, if other triggering events occur (including termination of employment by us without cause and leaving our employment for good reason), we will pay a lump sum cash severance payment equal to two times the sum of his base salary and target incentive amount, as well as his target incentive amount prorated for the year in which his termination occurs. Also, for all Named Executive Officers, any unvested stock options and stock units will immediately vest. The stock options will be exercisable for five years for Mr. Evanson and three years for Messrs. Dudzinski and Goulding, but not to exceed the original expiration date. Mr. Evanson will also receive, in lieu of payments under the Supplemental Plan, an additional lump sum cash payment equal to $66,667 for each remaining month in the term of his employment agreement. Messrs. Dudzinski, Goulding and Gardner will be vested as a participant in the Supplemental Plan and credited for additional specified years (per their employment agreements or offer letter) for purposes of determining benefits under the Supplemental Plan. Messrs. Evanson, Dudzinski and Goulding will also be provided medical, dental, disability, and life insurance benefits for a period of three years following termination of employment.

For Messrs. Evanson, Dudzinski and Goulding, as further defined in the relevant agreement, the term “change in control” includes the occurrence of any of the following events: (a) any person is or becomes the beneficial owner of our securities representing more than 20% of the combined voting power of our then outstanding securities; (b) a majority of your Board is replaced without approval of at least two-thirds of the current Board members; (c) a reorganization, merger, consolidation or sale of us or other disposition of all or substantially all of our assets (a “business combination”) is consummated and results in a change of ownership of more than 40% of our outstanding voting securities; or (d) our stockholders approve a plan of complete liquidation or dissolution of us. For Messrs. Feinberg, Flitman and Gardner, as further defined in the relevant agreement, the term “change in control” includes the occurrence of any of the following events: (a) a business combination is consummated and results in a change of ownership of at least 50% of our outstanding voting securities or (b) our stockholders approve a plan of complete liquidation or dissolution of us.

For Mr. Evanson, as further defined in the relevant agreement, the term “cause” includes Mr. Evanson engaging in willful gross misconduct or willful gross neglect in bad faith that causes us material economic harm. For Messrs. Dudzinski, Feinberg, Flitman, Gardner and Goulding, and, as further defined in the relevant agreement, the term “cause” includes the executive officer engaging in willful misconduct, gross neglect or fraud or failing to perform a substantial part of his duties.

The term “good reason” is defined in the relevant agreement with each Named Executive Officer and includes a reduction in pay, position or authority or a requirement that the executive officer relocate.

If any payment or benefit (including any acceleration of a payment or benefit) by us to a Named Executive Officer as a result of a change in control would be subject to the excise tax imposed by Section 4999 of the Code, the Company will make an additional “gross-up” payment to the executive officer, such that the Named Executive Officer would retain the same amount, net of all taxes, that the executive officer would have retained had the excise tax not been triggered. However, the final structure and specifics of any payment will dictate whether any excise taxes will be due on these amounts.

The following table quantifies the expected value of the payments and benefits described above, determined as if a change in control and qualifying termination of employment occurred as of December 31, 2007:

Change in Control

	Mr. Evanson	Mr. Goulding	Mr. Flitman	Mr. Feinberg	Mr. Dudzinski	Mr. Gardner
Cash Severance
Base Salary	$3,062,700	$1,350,000	$1,035,000	$1,005,000	$975,000	$600,000
Target Incentive	$3,062,700	$1,012,500	$517,500	$502,500	$487,500	$270,000
Prorated Target Incentive (1)	$1,020,900	$337,500	$172,500	$167,500	$162,500	$135,000
Long Term Incentives
Options	$15,078,000	$7,502,863	$919,946	$942,740	$2,445,500	$2,500,988
Units	$26,137,413	$1,913,007	N/A	N/A	$637,690	N/A
Retirement Benefits
Supplemental Plan	N/A	$1,757,017	$0	$0	$769,623	$1,058,808
Payment in lieu of Supplemental Plan	$2,000,010	N/A	N/A	N/A	N/A	N/A
Health & Welfare Benefits	$65,539	$68,295	N/A	N/A	$59,941	N/A
Excise Tax Gross-up	$0	$0	$141,873	$438,400	$0	$0
Total	$50,427,262	$13,941,182	$2,786,819	$3,056,140	$5,537,754	$4,564,796

(1)	Equal to the 2007 target bonus because the assumed termination date is December 31, 2007.

Termination Without Cause Or Termination For Good Reason With No Change In Control

If we terminate Mr. Evanson’s employment without cause, or if he terminates his employment for good reason, we will pay a lump sum cash severance payment equal to three times the sum of his base salary and target incentive amount, as well as his target incentive amount prorated for the year in which his termination occurs. If we terminate the employment of Messrs. Dudzinski or Goulding without cause, we will pay a lump sum cash severance payment equal to two times the sum of his base salary and target incentive amount, as well as the executive officer’s target incentive prorated for the year in which his termination occurs. In addition, Mr. Goulding will receive the same payments if he is required to relocate (as defined in his employment agreement) and he terminates his employment as a result of this relocation. Also, for Messrs. Evanson, Dudzinski, and Goulding, the vesting of all unvested stock options and stock units will be accelerated (as per their employment agreements). The stock options will be exercisable for five years for Mr. Evanson and three years for Messrs. Dudzinski and Goulding, but not to exceed the original expiration date. Mr. Evanson will also receive, in lieu of payments under the Supplemental Plan, an additional lump sum cash payment equal to $66,667 for each remaining month in the term of his employment agreement. Messrs. Dudzinski and Goulding will each be vested as a participant in the Supplemental Plan and credited for additional specified years (as described in their employment agreements) for purposes of determining benefits under the Supplemental Plan. Mr. Evanson will be provided medical, dental, disability, and life insurance benefits for a period of three years following the termination of his employment. Messrs. Dudzinski and Goulding each will be provided medical, dental, disability, and life insurance benefits for a period of two years following the termination of his employment. If we terminate the employment of either Messrs. Feinberg or Flitman without cause, we will pay a lump sum cash severance payment equal to the sum of his base salary and target incentive amount. Messrs. Feinberg and Flitman each will be provided medical, dental, disability, and life insurance benefits for a period of one year following the termination of his employment. Also, for Messrs. Feinberg and Flitman, all unvested stock options that would have vested had the executive continued employment until one year from the date of termination will vest on the scheduled vesting date and will be exercisable for 90 days following the scheduled vesting, but not later than the original expiration date. Messrs. Dudzinski, Feinberg and Flitman are not eligible to receive any additional payments or benefits if they terminate employment for good reason. The following table quantifies the expected value of the payments and benefits described above, determined as if a qualifying termination of employment occurred as of December 31, 2007:

Termination Without Cause Or Termination For Good Reason (1)

	Mr. Evanson	Mr. Goulding	Mr. Flitman	Mr. Feinberg	Mr. Dudzinski
Cash Severance
Base Salary	$3,062,700	$900,000	$345,000	$335,000	$650,000
Target Incentive	$3,062,700	$675,000	$172,500	$167,500	$325,000
Prorated Target Incentive (2)	$1,020,900	$337,500	N/A	N/A	$162,500
Long Term Incentives
Options	$15,078,000	$7,502,863	$919,946	$490,920	$2,445,500
Units	$26,137,413	$1,913,007	N/A	N/A	$637,690
Retirement Benefits
Supplemental Plan	N/A	$1,757,017	$0	$0	$769,623
Payment in lieu of Supplemental Plan	$2,000,010	N/A	N/A	N/A	N/A
Health & Welfare Benefits	$65,539	$42,992	$18,859	$17,293	$38,984
Total	$50,427,262	$13,128,379	$1,456,305	$1,010,713	$5,029,297

(1)	As described above, Mr. Evanson receives payments upon termination for good reason and Mr. Goulding receives payments if he is required to relocate and he terminates his employment as a result of this relocation. Messrs. Dudzinski, Feinberg and Flitman do not receive additional payments or benefits upon termination for good reason.

(2)	Equal to the 2007 target bonus because the assumed termination date is December 31, 2007.

Termination Due To Death Or Disability

If the employment of Messrs. Evanson, Dudzinski or Goulding is terminated due to the executive officer’s death or disability, we will pay a lump sum cash payment equal to the executive officer’s target incentive amount prorated for the year in which his termination occurs. Also, all unvested stock options and stock units will immediately vest. The stock options will be exercisable for three years for Mr. Evanson and two years for Messrs. Dudzinski and Goulding, but not to exceed the original expiration date.

The following table quantifies the expected value of the payments and benefits described above to be provided to Messrs. Evanson, Dudzinski and Goulding, determined as if the triggering event occurred as of December 31, 2007:

Termination Due To Death Or Disability

	Mr. Evanson	Mr. Goulding	Mr. Dudzinski
Prorated Target Incentive (1)	$1,020,900	$337,500	$162,500
Long Term Incentives
Options	$15,078,000	$7,502,863	$2,445,500
Units	$26,137,413	$1,913,007	$637,690
Total	$42,236,313	$9,753,370	$3,245,690

(1)	Equal to the 2007 target bonus because the assumed termination date is December 31, 2007.

On September 27, 2007, Joseph H. Richardson, Chief Operating Officer – Generation of the Company, died. Mr. Richardson’s estate received amounts payable by reason of his death ($166,438 for prorated 2007 incentive pay, 22,040 stock units and related dividends, and 40,000 stock options that are exercisable until September 27, 2009).

Termination Following Expiration Of The Employment Agreement Term

If Mr. Evanson’s employment is terminated for any reason following the expiration of his employment agreement term on June 15, 2010, we will pay a lump sum cash payment equal to his target incentive amount prorated for the year in which his termination occurs. This expected payment would be $678,082.

RELATED PERSON TRANSACTIONS

We recognize that transactions between the Company and our directors and executives officers or their immediate family members may raise questions as to whether those transactions present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of the Company and our stockholders. It is our policy to enter into or ratify these transactions only when your Board or the Governance Committee determines that the transaction is in, or is not inconsistent with, our best interests and those of our stockholders. Accordingly, the Governance Committee charter requires the Governance Committee to review and approve all transactions between us or any of our subsidiaries and any related person that are required to be disclosed under applicable SEC rules and regulations. The Governance Committee also adopted a formal policy that requires the Governance Committee to review and, if appropriate, to approve or ratify all such related person transactions in an amount exceeding $120,000, subject to certain pre-approved transactions further described below. Based on the Governance Committee’s review and the applicable SEC rules and regulations, the Governance Committee determined there were no related person transactions that required disclosure in this proxy statement.

Pursuant to the policy discussed above, the Governance Committee has delegated to the Governance Committee chairperson the authority to approve any related person transaction if the aggregate amount of the transaction is expected to be less than $2 million. The policy also provides for the standing pre-approval of certain transactions without any additional Board or Governance Committee action, including, but not limited to, transactions that are competitively bid, regulated transactions where the rates or charges are fixed in conformity with law or governmental authority, certain banking-related services and transactions where all stockholders receive proportional benefits. The policy further requires that, at least annually, the Governance Committee be provided with a summary of certain transactions, including, but not limited to, each transaction that was approved by the Governance Committee chairperson.

PERFORMANCE GRAPH

The graph set forth below compares the cumulative total return on our common stock with the Dow Jones U.S. Electricity Index and the Standard & Poor’s 500 Index, assuming the investment of $100 in each on December 31, 2002 and the reinvestment of all dividends. The performance included in this graph is not necessarily indicative of future performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Allegheny Energy, Inc., The S&P 500 Index

And The Dow Jones US Electricity Index

*	$100 invested on 12/31/02 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright© 2008, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

	Cumulative Total Return
	12/02	12/03	12/04	12/05	12/06	12/07
Allegheny Energy, Inc.	100.00	168.78	260.71	418.65	607.28	843.51
S & P 500	100.00	128.68	142.69	149.70	173.34	182.87
Dow Jones US Electricity	100.00	125.07	155.53	181.76	219.67	265.82

The stock price performance included in this graph is not necessarily indicative of future stock price performance.

SECURITY OWNERSHIP OF DIRECTORS, NAMED

EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The table below shows the number of shares of our common stock that are beneficially owned, directly or indirectly, by each of our directors and Named Executive Officers, and all of our directors and executive officers as a group as of February 29, 2008. Based on a review of filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of February 29, 2008, we are aware of three holders of more than 5% of the outstanding shares of our common stock.

Name (1)	Shares of Allegheny Common Stock (2)	Percent of Class
Paul J. Evanson	1,682,804	1.0
H. Furlong Baldwin	22,726	*
Eleanor Baum	21,332	*
Cyrus F. Freidheim, Jr.	22,733	*
Julia L. Johnson	14,726	*
Ted J. Kleisner	18,789	*
Christopher D. Pappas	2,000	*
Steven H. Rice	16,628	*
Gunnar E. Sarsten	45,963	*
Michael H. Sutton	14,730	*
Philip L. Goulding	545,041	*
David E. Flitman	47,362	*
David M. Feinberg	28,289	*
Edward Dudzinski	63,304	*
Thomas R. Gardner	50,132	*
All of our current directors and executive officers as a group (16 persons)	2,601,986	1.6
FMR LLC (3)	14,579,026	8.7
Horizon Asset Management, Inc. (4)	13,679,172	8.2
Kinetics Asset Management, Inc. (5)	9,446,162	5.6

*	Indicates less than one percent.

(1)	Other than FMR LLC, Horizon Asset Management, Inc. (“Horizon”) and Kinetics Asset Management, Inc. (“Kinetics”), the address for each stockholder listed is: c/o Allegheny Energy, Inc., 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601.

(2)	Includes the following options exercisable within 60 days of February 29, 2008: Mr. Evanson – 600,000; Mr. Sarsten – 23,000; Mr. Goulding – 397,122; Mr. Flitman – 43,000; Mr. Feinberg – 28,000; Mr. Dudzinski – 50,000; and Mr. Gardner – 49,760. Excludes the following unvested options: Mr. Evanson – 566,498; Mr. Goulding – 174,266; Mr. Flitman – 28,467; Mr. Feinberg – 38,498; Mr. Dudzinski – 60,470; and Mr. Gardner – 59,279. For Mr. Rice, excludes 3,500 shares deferred until January 1, 2009, 3,500 shares deferred until January 1, 2010 and 476 shares owned by his spouse.

Mr. Sarsten owns 21,963 shares jointly with his spouse, and he has shared voting and investment power with respect to such shares. Mr. Goulding owns 22,740 shares jointly with his spouse, and he has shared voting and investment power with respect to such shares.

(3)	This information is based solely on the Schedule 13G filed by FMR LLC on February 14, 2008, reporting beneficial ownership of 14,579,026 shares of the Company’s common stock as of December 31, 2007. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. These shares include:

(i)	13,560,403 shares held by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and acting as investment adviser to various funds. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 13,560,403 shares owned by the funds. Neither FMR LLC, nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees;

(ii)	1,650 of shares held by Strategic Advisors, Inc., a wholly-owned subsidiary of FMR LLC and an investment advisor;

(iii)	13,700 shares held by Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and an investment adviser. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 13,700 shares and sole power to vote or to direct the voting of 13,700 of such shares that are owned by the accounts or funds advised by PGALLC;

(iv)	765,573 shares held by Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and an investment manager. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 765,573 shares and sole power to vote or to direct the voting of 708,873 of such shares that are owned by the accounts managed by PGATC; and

(v)	237,700 shares held by Fidelity International Limited, an investment adviser.

(4)

This information is based solely on the Schedule 13G filed by Horizon on March 6, 2008, reporting beneficial ownership of 13,679,172 shares of the Company’s common stock as of December 2007. The address of Horizon is 470 Park Avenue South, 4th Floor South, NY, NY 10016. Horizon has sole power to dispose or to direct the disposition of 13,679,172 shares and sole power to vote 13,679,172 shares.

(5)

This information is based solely on the Schedule 13G filed by Kinetics on March 6, 2008, reporting beneficial ownership of 9,446,162 shares of the Company’s common stock as of December 2007. The address of Kinetics is 470 Park Avenue South, 4th Floor South, NY, NY 10016. Kinetics has sole power to dispose or to direct the disposition of 9,446,162 shares and sole power to vote 9,446,162 shares.

EQUITY COMPENSATION PLAN INFORMATION

This table provides certain information as of December 31, 2007 with respect to our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	3,256,582	(2)	$15.78	3,944,,989
Equity compensation plans not approved by security holders (3)	451,000	(4)	N/A	1,434,673
Total	3,707,582		$13.86	5,379,662

(1)	Includes the Allegheny Energy, Inc. 1998 Long-Term Incentive Plan and the Non-Employee Director Stock Plan.

(2)	Includes shares granted to directors under the Non-Employee Director Stock Plan that were deferred.

(3)	Includes the Stock Unit Plan.

(4)	Includes unvested units awarded under the Stock Unit Plan.

For more information regarding these equity compensation plans, see “Compensation Discussion and Analysis” and “Non-Employee Director Compensation” above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports with the SEC and the NYSE concerning their ownership of our common stock and other equity securities of the Company. Based on the Company’s review of these filings, we believe that all of our directors, executive officers and stockholders who are subject to Section 16(a) filed such reports with respect to our common stock on a timely basis in 2007.

2008 PROPOSALS

Company Proposals

We intend to submit the following two proposals for approval by our stockholders at the meeting.

ITEM 2-RATIFICATION OF INDEPENDENT AUDITORS

By NYSE and SEC rules and under the Audit Committee’s charter, selection of the Company’s independent auditor is the direct responsibility of the Audit Committee. The Audit Committee also evaluates and monitors the independent auditors’ qualifications, performance and independence. This evaluation includes a review and evaluation of the lead partner of the independent auditors. The Audit Committee also takes into account the opinions of management and the Director of the Company’s internal audit department.

Consistent with its charter responsibilities, the Audit Committee completed a process in 2007 to select the Company’s independent auditor for 2008. This process included consideration of major auditing firms in addition to PricewaterhouseCoopers LLP (“PwC”), which is the firm that the Audit Committee engaged to act as the Company’s independent auditor for 2007.

After an extensive review process, on October 3, 2007, the Audit Committee appointed Deloitte & Touche LLP (“Deloitte”) to audit our consolidated financial statements for the fiscal year ending December 31, 2008 and to perform other audit-related services. Following the Audit Committee’s appointment, your Board voted unanimously to recommend that our stockholders vote to ratify the Audit Committee’s selection of Deloitte as our independent auditors for 2008.

Also on October 3, 2007, the Audit Committee dismissed PwC as the Company’s independent registered public accounting firm. PwC’s dismissal became final on February 27, 2008 when PwC completed its procedures regarding the Company’s audited financial statements for the year ending December 31, 2007 and the Annual Report on Form 10-K in which such financial statements were included. During the years ended December 31, 2007 and 2006, and through February 27, 2008, there were no (a) disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter thereof in connection with its reports on the Company’s financial statements for such years, or (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K. The reports of PwC on the Company’s consolidated financial statements as of and for the years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during the years ended December 31, 2007 and 2006 and through February 27, 2008, the Company did not consult with Deloitte regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

In addition, the Audit Committee and your Board have adopted a policy that if a majority of the votes cast at the 2008 annual meeting are against ratification, the Audit Committee will reconsider its selection of Deloitte. The Audit Committee will be under no obligation, however, to select new independent auditors. If our stockholders fail to ratify the selection, the Audit Committee will seek to understand the reasons that our stockholders did not ratify its selection of Deloitte and will take those views into account in this and future appointments.

It is anticipated that representatives of Deloitte and PwC will be present at the annual meeting and available to respond to appropriate questions from our stockholders and be given the opportunity to make a statement if they wish to do so.

Your Board recommends a vote FOR the ratification of the appointment of Deloitte as our independent auditor and will so vote proxies received that do not otherwise specify.

ITEM 3-APPROVAL OF THE ALLEGHENY ENERGY, INC. 2008 LONG-TERM INCENTIVE PLAN

Introduction

Your Board recommends that our stockholders approve the Allegheny Energy, Inc. 2008 Long-Term Incentive Plan (the “New Long-Term Plan”). The purpose of the New Long-Term Plan is to attract, motivate and retain our executive officers and key employees and to align their interests with the interests of our stockholders. Consistent with this view, the Compensation Committee recommended that your Board approve the New Long-Term Plan. On December 6, 2007, your Board unanimously adopted the New Long-Term Plan, subject to the approval of our stockholders at the annual meeting. It is the judgment of your Board that approval of the New Long-Term Plan is in the best interests of the Company and our stockholders.

We historically have granted equity awards under our 1998 Long-Term Incentive Plan, which was approved by our stockholders in 1998, and our Stock Unit Plan (together with the 1998 Long-Term Incentive Plan, the “Prior Plans”). Once approved, the New Long-Term Plan will become effective and no further awards will be made under the Prior Plans, and any awards granted under the Prior Plans will remain outstanding in accordance with their terms.

The following is a brief description of the New Long-Term Plan. The full text of the New Long-Term Plan is attached as Annex B to this proxy statement, and the following description is qualified in its entirety by reference to that Annex.

Plan Highlights

The New Long-Term Plan authorizes the grant of equity-based compensation to our directors and other key employees in the form of performance awards, stock options and stock appreciation rights, restricted shares and restricted stock units. In designing the New Long-Term Plan, we have incorporated a number of key features, which we believe demonstrate our commitment to effectively managing our equity compensation program and protecting the interests of our stockholders. Some of these key features are highlighted below and are more fully described below under the heading “Summary of the Plan.”

•	The New Long-Term Plan is designed to allow certain awards made under the plan to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986.

•

The New Long-Term Plan will provide your Board or the Compensation Committee, as applicable, the discretion to grant “performance” awards. Performance awards are contingent on the achievement of certain predetermined performance targets that are related to our performance and/or the performance of an individual participant.

•

Stock options and stock appreciation rights granted under the New Long-Term Plan must be granted at an exercise price or base price that is equal to or greater than the fair market value of the shares on the date of grant.

•

The repricing of stock options and stock appreciation rights and the grant of any new award in substitution for or upon cancellation of stock options or stock appreciation rights that were previously granted by the Company is prohibited without stockholder approval.

•	The New Long-Term Plan shall remain in effect until the tenth anniversary of the date on which the New Long-Term Plan is approved by our stockholders.

Summary of the Plan

Administration.    Your Board has appointed the Compensation Committee to administer the New Long-Term Plan. The Compensation Committee has the sole discretion to interpret the New Long-Term Plan, establish and modify administrative rules, impose conditions and restrictions on awards and take such other actions as it deems necessary or advisable. The Compensation Committee may, subject to compliance with applicable legal requirements, delegate to any designated executive officer of the Company the power to determine the employees (other than himself or herself or any employee to whom such designated executive officer reports) to receive awards under the New Long-Term Plan and the types and amounts of such awards, subject in each case to the terms and conditions of the New Long-Term Plan. In addition, the full Board can perform any of the functions of the Compensation Committee under the New Long-Term Plan.

Participation and Eligibility.    Directors and other key employees of the Company or any subsidiary will be eligible to participate in the New Long-Term Plan. The Compensation Committee shall have the authority to designate the participants and establish the terms of their awards. Approximately 275 employees and 9 non-employee directors are currently eligible for awards under the New Long-Term Plan.

Performance Awards.    The Compensation Committee may grant performance awards to participants under such terms and conditions as it deems appropriate. A performance award entitles a participant to receive a payment, the amount of which is based upon the attainment of predetermined performance targets over a specified award period. Performance targets may be related to our performance or the performance of an individual participant. The performance targets will be determined by the Compensation Committee. Factors that will be considered when determining Company-related performance targets include one or more of the following: adjusted net income, operating income, operating expenses, return on investment, return on stockholders’ equity, stock price appreciation, adjusted earnings before interest, taxes, depreciation and amortization, service unavailability, generator availability, OSHA recordable incident rate, customer satisfaction, relative total stockholder return, earnings per share and/or growth in earnings per share.

Stock Options and Stock Appreciation Rights.    The Compensation Committee may grant non-qualified stock options, incentive stock options or stock appreciation rights (“SARs”) to participants in such numbers, at such prices, and on such terms and subject to such conditions as it deems appropriate, provided that such terms and conditions are not inconsistent with the terms of the New Long-Term Plan. SARs may be granted in connection with stock options or on a freestanding basis. The exercise price per share for each stock option and the base price of each SAR granted on a freestanding basis must be equal to or greater than the fair market value of one share of our common stock on the date that the stock option or SAR is granted. The maximum term of stock options and SARs granted under the New Long-Term Plan is ten years from the date of grant.

Restricted Shares and Restricted Stock Units.    The Compensation Committee may award to a participant restricted shares of our common stock or restricted stock units that are subject to the conditions and restrictions that are established by the Compensation Committee at the time of grant. Generally, the restricted shares and restricted stock units are subject to forfeiture if the participant does not meet certain conditions, such as continued employment over a specified forfeiture period and/or the attainment of specified performance targets or other criteria that the Compensation Committee shall establish. The performance targets established for restricted shares and restricted stock units will be based on one or more of the following criteria: adjusted net income, operating income, operating expenses, return on investment, return on stockholders’ equity, stock price appreciation, adjusted earnings before interest, taxes, depreciation and amortization, service unavailability, generator availability, OSHA recordable incident rate, customer satisfaction, relative total stockholder return, earnings per share and/or growth in earnings per share.

Amount of Stock.    The New Long-Term Plan initially provides for awards representing up to 4,600,000 shares of our common stock. Shares covering awards that expire, are forfeited or are cancelled will again be available for issuance under the New Long-Term Plan. Each share of common stock issued or to be issued in connection with any award other than an option or a SAR shall be counted as one share of common stock. Each share of common stock issued or to be issued in connection with any option or SAR shall be counted as 0.49 of a share of common stock. The number of shares available for issuance under the New Long-Term Plan shall be subject to anti-dilution adjustments upon the occurrence of certain significant Company events specified in the New Long-Term Plan (including any recapitalization, merger, consolidation or other change in capitalization with a similar substantive effect on the New Long-Term Plan or the awards granted under the New Long-Term Plan).

Change in Control.    Unless otherwise specified in the applicable award agreement, in the event of a change in control, all awards granted under the New Long-Term Plan shall become immediately exercisable and vested.

Amendment and Termination.    The New Long-Term Plan shall remain in effect until the tenth anniversary of the date on which the New Long-Term Plan is approved by our stockholders. Your Board may terminate the New Long-Term Plan at any time. Your Board also may amend the New Long-Term Plan, but may not, without prior approval of our stockholders, (a) increase the total number of shares of our common stock which may be issued or delivered under the New Long-Term Plan, (b) increase the total number of shares which may be covered by awards to any one participant, or (c) change the minimum option exercise price or base price of a stock appreciation right or otherwise reprice an outstanding award.

Transferability.    Generally, a participant’s rights and interests under the New Long-Term Plan may not be assigned or transferred (other than by will or the laws of descent and distribution or to certain inter vivos trusts).

Plan Benefits.    Future benefits or amounts that will be received by any participant under the New Long-Term Plan, as well as the amounts that would have been so received or allocated had the New Long-Term Plan been in effect last year are not presently determinable.

Registration with the SEC.    We intend to file a Registration Statement on Form S-8 relating to the issuance of shares of common stock under the New Long-Term Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as is practicable after approval of the New Long-Term Plan by our stockholders.

Federal Income Tax Consequences

The grant of an option or stock appreciation right will create no tax consequences for the participant or the Company. A participant will have no taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply. Upon exercise of an option other than an incentive stock option, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise price. Upon a disposition of shares acquired by exercise of an incentive stock option before the end of the applicable incentive stock option holding periods, the participant generally must recognize ordinary income equal to the lesser of (1) the fair market value of the shares at the date of exercise minus the exercise price or (2) the amount realized upon the disposition of the incentive stock option shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding periods are met) generally will result in only capital gain or loss. Other awards under the New Long-Term Plan, including non-qualified options and stock appreciation rights, generally will result in ordinary income to the participant at the later of the time of delivery of cash, shares, or other awards, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered cash, shares, or other awards. Except as discussed below, the Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option, stock appreciation rights, or other award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant. Thus, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the incentive stock option holding periods.

Section 162(m) generally allows the Company to obtain tax deductions without limit for performance-based compensation. The Company intends that options and stock appreciation rights, and, subject to stockholder approval of the performance goals described in this proxy statement, restricted stock units and contingent long-term performance awards granted under the New Long-Term Plan will continue to qualify as performance-based compensation not subject to the $1 million deductibility cap in Section 162(m). A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the New Long-Term Plan will be fully deductible under all circumstances. In addition, other awards under the New Long-Term Plan, such as restricted stock and other stock-based awards, generally may not qualify, so that compensation paid to executive officers in connection with such awards may not be deductible.

This general tax discussion is intended for the information of a stockholder considering how to vote with respect to this proposal and not as tax guidance to participants in the New Long-Term Plan. Different tax rules may apply to specific participants and transactions under the New Long-Term Plan, particularly in jurisdictions outside the United States. Accordingly, participants should consult with their own tax advisors with respect to the tax consequences inherent in the ownership and exercise of the awards, and the ownership and disposition of any underlying securities.

Equity Compensation Plan Information

This table provides certain information as of March 7, 2008 with respect to our 1998 Long-Term Incentive Plan:

Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
3,236,409	$22.83	3,180,337

Your Board recommends a vote FOR the approval of the Allegheny Energy, Inc. 2008 Long-Term Incentive Plan and will so vote proxies received that do not otherwise specify.

Stockholder Proposal

The following proposal, reproduced verbatim, has been submitted by one stockholder for inclusion in this proxy statement.

The following stockholder proposal contains assertions that we believe are incorrect. We are not responsible for the accuracy or content of the stockholder proposal or supporting statement. We also have not attempted to refute all of the inaccuracies. However, after careful consideration, your Board has recommended a vote against the stockholder proposal for the reasons set forth following the proposal. The name and address of the stockholder submitting the proposal, as well as the number of shares held, will be furnished by us to any stockholder promptly upon the receipt of any oral or written request therefor.

A stockholder submitting a proposal must appear personally or by proxy at the meeting to move the proposal for consideration. The stockholder proposal will be approved if it is introduced and voted on at the meeting and it receives the affirmative vote of a majority of all the votes cast on the matter.

4 – Shareholder Say on Executive Pay

RESOLVED, that shareholders of our company request our board to adopt a policy to give shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (NEOs) set forth in the proxy statement’s Summary Compensation Table (SCT) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Investors are increasingly concerned about mushrooming executive pay which often appears to be insufficiently aligned with the creation of shareholder value. As a result, shareholders filed more than 60 “say on pay” resolutions with companies in 2007, averaging a 42% vote. In fact, seven resolutions exceeded a majority vote. Verizon Communications (VZ) and Aflac (AFL) took the lead and decided to present such a resolution to a shareholder vote.

A bill to provide for annual advisory votes on executive pay passed in the U.S. House of Representatives by a 2-to-1 margin.

I believe this proposal has particular application to our company. The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm, was concerned about our high CEO Pay - $18 million and its lack of relationship to performance.

Unfortunately our directors prevented us from voting on this topic in 2007 by capitalizing on a technicality. Please see the SEC No Action File: Allegheny Energy, Inc. (January 30, 2007) which is available through SECnet http://www.wsb.com.

I believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In the United Kingdom, in contrast to U.S. practices, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

If investors wish to register opposition to a pay package(s) in the previous year, withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction.

Accordingly, I urge our board to allow shareholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide our board with useful information about shareholder views on our company’s senior executive compensation, as reported each year.

ITEM 4-YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Your Board’s Response

Your Board has considered this proposal and believes that its adoption is unnecessary and redundant, because your Board already has in place an effective means for our stockholders to communicate with your entire Board, the Compensation Committee or with individual directors on executive compensation or any other matter.

The proposal requests that your Board provide an advisory resolution to allow a non-binding vote that would not affect any compensation paid or awarded to our Named Executive Officers.

The Company supports the goal of giving stockholders the opportunity to provide feedback related to executive compensation and believes that our stockholders currently have the ability to provide such feedback. As described on page 11 of this proxy statement, stockholders have various means, including e-mail and written correspondence, to communicate with your entire Board, the Compensation Committee or with individual directors. Your Board believes that by means of these communications, stockholders can provide your Board and the Compensation Committee with specific feedback regarding the Company’s executive compensation philosophy and practices, as opposed to an “advisory” vote that would not provide any meaningful insight into specific stockholder concerns.

Your Board also recognizes that executive compensation is a key corporate governance issue and is committed to best practices in executive compensation. As described in detail in the Compensation Discussion and Analysis section above, the Company provides detailed and complete disclosure not only of its executive compensation practices and policies but of each element of compensation paid to our Named Executive Officers.

The Compensation Committee, which consists entirely of independent directors, is responsible for evaluating and approving executive officer compensation. The Compensation Committee has retained compensation consultants to provide independent advice and analysis on executive officer compensation matters, including information about the compensation practices at companies with whom the Company competes for talented executives. The Company’s executive compensation program provides long-term incentives tied to performance, takes into account the levels and forms of compensation necessary to recruit and retain talented executives in the competitive environment in which we operate, and responds to individual performance and circumstances. Your Board believes that it is important to preserve the flexibility of the Company’s executive compensation program while your Board exercises appropriate oversight of executive compensation and stockholders receive full disclosure in this area. Your Board believes that the existing system for determination and disclosure of executive compensation meets these objectives.

The Company operates in a competitive environment and our success is closely correlated with the recruitment and retention of talented employees and a strong executive management team. A competitive compensation program is therefore essential to the Company’s long-term performance. Adoption of an advisory vote could lead to a perception among our executive officers and others for which we compete that compensation opportunities at the Company may be limited, especially as compared with opportunities at companies that have not adopted this practice, and it may impede our ability to recruit and retain critical personnel. We currently are not aware of any competitor in our peer group that has adopted the practice of having an advisory vote on executive compensation.

The proposed advisory vote also would not provide the Company with any meaningful insight into specific stockholder concerns regarding executive compensation. Such an advisory vote would not effectively communicate any particular stockholder views about our executive compensation programs and would not provide any clear indication of, or context necessary to interpret, the meaning of the vote. Therefore, due to this vagueness, even if this proposal receives stockholder approval, the proposed advisory vote would not provide any benefit to our stockholders because it would be unclear to your Board about how to change the Company’s current policies or practices to implement the proposal. Instead of encouraging stockholders to take advantage of the Company’s current direct communication policy, the proposal advocates substituting a narrower, more confusing and less effective mechanism.

Accordingly, your Board believes this proposal is unnecessary and redundant. Your Board believes that the current means of communications provided to our stockholders and the extensive compensation-related disclosure in this proxy statement already address the underlying concerns of this proposal.

For these reasons, your Board unanimously recommends that our stockholders vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

The deadline for stockholders to submit a proposal for inclusion in our proxy statement for the 2009 annual meeting is November 24, 2008. Any proposals intended to be included in the proxy statement for the 2009 annual meeting must be received by the Company on or before that date. Stockholders should refer to the SEC rules, which set standards for eligibility and specify the types of proposals that are not appropriate for inclusion in the proxy statement.

If you would like to submit a stockholder proposal, you may do so by sending the proposal in writing during the periods specified above to the attention of the Secretary of the Company, Allegheny Energy, Inc., 800 Cabin Hill Drive, Greensburg, PA 15601.

ADVANCE NOTICE PROCEDURES

Under our bylaws, proposals made by our stockholders and nominations for election of directors made by stockholders at any annual meeting of stockholders will be considered only if advance notice has been given and these proposals or nominations are otherwise proper for consideration under applicable law and our Charter and bylaws. Notice of any proposal to be presented by any stockholder or of the name of any person to be nominated by any stockholder for election as a director of the Company at any meeting of stockholders must be delivered to the Secretary of the Company at our principal executive office not less than 90 nor more than 120 days prior to the first anniversary of the mailing of the notice for the preceding year’s annual meeting. In order to be considered at the next annual meeting, stockholder proposals must be received no later than December 24, 2008 and no earlier than November 24, 2008.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one copy of this proxy statement and our annual report are being sent to our stockholders who share a single address unless we have received contrary instructions from any stockholder at that address. Each stockholder will continue to receive a separate proxy card. This procedure, referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also to reduce expenses. The Company has instituted this procedure for all stockholders of record.

If one set of these documents was sent to your household, and one or more of you would prefer to receive your own set, please contact our stock transfer agent, BNY Mellon Shareowner Services, by telephone at (800) 648-8389 or by mail at P.O. Box 358015, Pittsburgh, PA 15252-8015.

If your shares are held by a bank, broker or other holder of record, please contact your bank, broker or other holder of record directly if you have questions about delivery of materials, require additional copies of this proxy statement or annual report, or wish to receive multiple copies of reports by stating that you do not consent to householding.

OTHER MATTERS

Your Board is not aware of any other matters which may come before this annual meeting of stockholders. If any other matters properly come before the annual meeting, it is the intention of the persons named in the proxy to vote the proxy thereon in accordance with their discretion.

We will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company and our subsidiaries personally, by telephone or other means, and we may reimburse persons holding stock in their names or in the names of their nominees for their expenses in sending soliciting material to their principals.

It is important that proxies be returned promptly. Stockholders are urged to mark, date, sign and return the proxy immediately, or to authorize their proxies via the Internet or by telephone. Stockholders do not need to affix any postage if the proxy is mailed in the enclosed envelope in the United States. Please see the proxy card or voting instruction form accompanying this proxy statement for specific instructions on how to cast your vote by any of these methods.

Proxies authorized via the Internet or by telephone must be received by 11:59 p.m., on May 14, 2008. Authorizing your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend and vote at the annual meeting.

The Internet and telephone proxy authorization procedures are designed to authenticate our stockholders’ identities, to allow our stockholders to give their proxy authorization instructions and to confirm that stockholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders authorizing their proxies via the Internet and by telephone should understand that there may be costs associated with authorizing proxies in these manners, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 15, 2008: Our proxy statement, annual report to our stockholders and Form 10-K for fiscal year 2007 are available on our website at www.alleghenyenergy.com/proxymaterials.

Adopted March 4, 2004

Revised February 24, 2005

ALLEGHENY ENERGY, INC.

POLICY REGARDING DIRECTOR INDEPENDENCE DETERMINATIONS

The Board of Directors (the “Board”) of Allegheny Energy, Inc. (together with its consolidated subsidiaries, the “Company”) will make determinations as to which of its members are “independent” under the rules of the New York Stock Exchange, Inc. (the “NYSE”) on an annual basis at the time the Board approves director nominees for inclusion in the proxy statement issued in connection with the annual meeting of stockholders and, if a director is appointed to the Board between annual meetings, at the time of such appointment. The Board must also determine that members of the Audit Committee meet the additional requirements of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as set forth in the Audit Committee Charter.

The Board may determine a director to be independent only if the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).

The Board, pursuant to the recommendation of the Nominating and Governance Committee, has established the following standards to assist it in determining independence. The “absolute rules” set forth below reflect the independence requirements mandated by the NYSE. If a director has a relationship that violates any of these absolute rules, then that director will not be considered independent, regardless of whether the relationship would otherwise be deemed not material by any other standard. By contrast, the “guidelines” set forth below establish non-exclusive “safe harbors” for certain relationships meeting specified conditions, allowing the Board to determine without further inquiry that such relationships are not material and/or would not cause a director not to be independent.

The fact that a particular relationship is not specifically addressed by any of the guidelines or exceeds the thresholds of the applicable guidelines shall not create a presumption that the director is or is not independent. The Board will determine whether, after taking into account all relevant facts and circumstances, relationships or transactions that are not specifically addressed by the guidelines or that exceed the thresholds of the applicable guidelines are, in the Board’s judgment, material, and therefore whether the affected director is independent. The Company will identify which directors are independent and disclose in its next annual proxy statement for the election of directors the basis for any Board determination that any such relationship was not material.

1.	Employment/Other Compensation

Absolute Rule.    A director will not be considered independent if:

A.	such director is or has been an employee of, or has an immediate family member who is or has been an executive officer of, the Company within the last three years;

B.	such director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company except as specifically set forth in the Exception below;

C.	(1) such director or an immediate family member is a current partner of the firm that is the Company's internal or external auditor; or (2) such director is a current employee of such firm; or (3) such director has an immediate family member who is a current employee of such firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (4) such director or an immediate family member was, within the last three years (but is no longer), a partner or employee of such firm and personally worked on the Company's audit within that time; or

D.	such director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

Exception.    The receipt by a director of director and committee fees, including regular benefits received by other directors, and pension or other forms of deferred compensation for prior service (provided that such compensation is not in any way contingent on continued service), from the Company shall not be deemed to be a material relationship or transaction that would cause such director not to be independent.

2.	Business Relationships

Absolute Rule.    A director will not be considered independent if such director is a current employee of, or an immediate family member is a current executive officer of, a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Guidelines.    A relationship arising solely from the following relationships or transactions shall not be deemed a material relationship or transaction that would cause a director not to be independent:

A.	a director’s status as an executive officer, employee or equity owner of a company that has made payments to or received payments from the Company, so long as the payments made or received during any of the past three fiscal years are not in excess of the greater of $1 million or 2% of the other entity’s consolidated gross revenues for the entity’s fiscal year in which the payments were made;

B.	a director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with the Company, so long as: (1) such director’s ownership interest does not exceed 5% of the total equity or partnership interests in that other party, or (2) any payments made by or received from the Company during any of the past three fiscal years are not in excess of the greater of $1 million or 2% of such other party’s consolidated gross revenues for the fiscal year in which such payments were made; provided, however, that this exception does not apply to a director’s ownership of an equity or limited partnership interest in a law firm, consulting firm or other professional organization; or

C.	a director’s position as a director or advisory director (or similar position) of another for-profit corporation or organization that engages in a transaction with the Company, so long as any payments made by or received from the Company during any of the past three fiscal years are not in excess of the greater of $1 million or 2% of such corporation’s or organization’s consolidated gross revenues for the fiscal year in which such payments were made.

3.	Customer Relationships

Guideline.    A relationship arising solely from the director’s status as a customer of the Company shall not be deemed to be a material relationship or transaction that would cause a director not to be independent so long as the goods and/or services involved are provided by the Company in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons or are determined by competitive bids, or where the transaction involves the rendering of services as a common or contract carrier or public utility at rates charged or fixed in conformity with law or governmental authority.

4.	Charitable Contributions

Guideline.    A relationship arising solely from a director’s affiliation with a charitable organization that receives contributions from the Company shall not be deemed a material relationship or transaction that would cause a director not to be independent so long as such contributions (other than employee matching contributions) for a particular fiscal year are not in excess of the greater of $1 million or 2% of the organization’s consolidated gross revenues for such fiscal year.

5.	Indebtedness

Guideline. A relationship arising solely from a director’s status as an executive officer, employee or equity owner of a company to which the Company and its subsidiaries were indebted at the end of the Company’s last full fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent so long as the aggregate amount of the indebtedness is not in excess of 5% of the Company’s total consolidated assets.

6.	Other Transactions

Guidelines.    Any other relationship or transaction that is not covered by any of absolute rules or guidelines set forth above for which any of the following applies shall not be deemed to be a material relationship or transaction that would cause a director not to be independent:

A.	the amount involved does not exceed $60,000 in any fiscal year;

B.	the relationship or transaction is between an immediate family member of the director and the Company and the above absolute rules and guidelines would permit the relationship or transaction to occur between the director and the Company; or

C.	the Board determines, after taking into account all relevant facts and circumstances, that the existence of such relationship or transaction would not impair the director’s exercise of independent judgment.

Definitions

For purposes of this Policy:

“Equity owner of a company” means an individual or organization that possess the right to share in a company’s profits. Equity owner of a company includes, but is not limited to, owning common or preferred stock in a corporation or other ownership or profit interest in a company (including partnership, member or trust interest therein).

“Executive officer” means an entity’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the entity in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the entity. See Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

“Immediate family members” of a director means the director’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director’s home. When applying the look-back provisions of the standards, persons who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated shall not be considered.

ALLEGHENY ENERGY, INC.

2008 LONG-TERM INCENTIVE PLAN

ARTICLE I

Purpose and Adoption of the Plan

1.01 Purpose. The purpose of the Allegheny Energy, Inc. 2008 Long-Term Incentive Plan (as the same may be amended from time to time, the “Plan”) is to assist Allegheny Energy, Inc., a Maryland corporation (the “Company”), and its Subsidiaries (as defined below) in attracting and retaining highly competent key employees and directors and to act as an incentive in motivating selected key employees and directors of the Company and its Subsidiaries (as defined below) to achieve long-term corporate objectives.

1.02 Adoption and Term. The Plan has been approved by the Board of Directors of the Company (the “Board”) to be effective as of the date of approval of the Plan by the stockholders of the Company (the “Effective Date”). The Plan shall remain in effect until the tenth anniversary of the Effective Date; provided, however, that, to the extent necessary to comply with the requirements of Section 162(m) of the Code (as defined below), the provisions of ARTICLE VII and ARTICLE VIII with respect to performance-based awards to “covered employees” under Section 162(m) of the Code shall expire as of the fifth anniversary of the Effective Date (unless subsequently submitted to, and approved by, the Company’s stockholders).

ARTICLE II

Definitions

For the purposes of this Plan, capitalized terms shall have the following meanings:

2.01 “Acquiring Corporation” shall have the meaning given to such term in Section 9.08(b).

2.02 “Award” means any grant to a Participant of one or a combination of Non-Qualified Stock Options or Incentive Stock Options or Stock Appreciation Rights described in ARTICLE VI, Restricted Shares and Restricted Stock Units described in ARTICLE VII and Performance Awards described in ARTICLE VIII.

2.03 “Award Agreement” means a written or electronic agreement between the Company and a Participant or a written or electronic notice from the Company to a Participant specifically setting forth the terms and conditions of an Award granted under the Plan.

2.04 “Award Period” means, with respect to an Award, the period of time set forth in the Award Agreement during which specified target performance goals must be achieved or other conditions set forth in the Award Agreement must be satisfied.

2.05 “Beneficiary” means an individual, trust or estate who or which, by a written designation of the Participant filed with the Company or by operation of law, succeeds to the rights and obligations of the Participant under the Plan and an Award Agreement upon the Participant’s death.

2.06 “Board” shall have the meaning given to such term in Section 1.02.

2.07 “Change in Control” shall be deemed to have occurred at such time as (i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the combined voting power of the Company Voting Securities; or (ii) during any period of not more than two years, individuals who constitute the Board as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) or (iii) of this sentence) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at such time or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Company Voting Securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the Company Voting Securities or the voting securities of such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or any agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

2.08 “Code” means the Internal Revenue Code of 1986, as amended. References to a section of the Code include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

2.09 “Committee” means the committee established in accordance with Section 3.01; provided, however, that with respect to Awards that are intended to be “qualified performance-based compensation” under Section 162(m) of the Code, the “Committee” means a committee that consists of two or more persons appointed by the Board, all of whom shall be “outside directors,” as defined under Section 162(m) of the Code and related regulations and “non-employee” directors as defined under Rule 16b-3 promulgated under the Exchange Act.

2.10 “Company” shall have the meaning given to such term in Section 1.01.

2.11 “Common Stock” means Common Stock of the Company.

2.12 “Company Voting Securities” means the combined voting power of all outstanding securities of the Company entitled to vote generally in the election of directors of the Company.

2.13 “Date of Grant” means the date as of which the Committee grants an Award. If the Committee contemplates an immediate grant to a Participant, the Date of Grant shall be the date of the Committee’s action. If the Committee contemplates a date on which the grant is to be made other than the date of the Committee’s action, the Date of Grant shall be the date so contemplated and set forth in or determinable from the records of action of the Committee; provided, however, that the Date of Grant shall not precede the date of the Committee’s action.

2.14 “Effective Date” shall have the meaning given to such term in Section 1.02.

2.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.16 “Exercise Price” shall have the meaning given to such term in Section 6.01(b).

2.17 “Fair Market Value” means, as of any applicable date, the closing price per share of the Common Stock as quoted in the NYSE-Composite Transactions listing in The Wall Street Journal (or such other reliable publication as the Committee, in its discretion, may determine to rely upon) for the date as of which Fair Market Value is to be determined. If there are no sales on such date, then Fair Market Value shall be the closing price per share of the Common Stock as so quoted on the Date of Grant. If the Common Stock is not listed on the New York Stock Exchange on the date as of which Fair Market Value is to be determined, the Committee shall in good faith determine the Fair Market Value of the Common Stock on such date. Fair Market Value shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse. Notwithstanding the foregoing, in the case of Options granted in connection with the assumption by the

Company of stock options of acquired companies, as described in Section 9.08(c), the Committee may determine that the term “Fair Market Value” shall have the same meaning as is given to such term under the provisions of such assumed stock option. All determinations regarding Fair Market Value of shares of Common Stock shall be consistent with the requirements of Section 409A of the Code and its corresponding regulations and related guidance.

2.18 “Incentive Stock Option” means a stock option within the meaning of Section 422 of the Code.

2.19 “Merger” means any merger, reorganization, consolidation, share exchange, transfer of assets or other transaction having similar effect involving the Company.

2.20 “Non-Qualified Stock Option” means a stock option which is not an Incentive Stock Option.

2.21 “Options” means all Non-Qualified Stock Options and Incentive Stock Options granted at any time under the Plan.

2.22 “Participant” means a person designated to receive an Award under the Plan in accordance with Section 5.01.

2.23 “Performance Awards” means Awards granted in accordance with ARTICLE VIII.

2.24 “Plan” shall have the meaning given to such term in Section 1.01.

2.25 “Pool Limit” shall have the meaning given to such term in Section 4.01.

2.26 “Restricted Shares” means Common Stock subject to restrictions imposed in connection with Awards granted under ARTICLE VII.

2.27 “Restricted Stock Unit” means a Participant’s contractual right to receive a stated number of shares of Common Stock or, if provided by the Committee on the Date of Grant, cash equal to the Fair Market Value of such shares of Common Stock, under the Plan at the end of a specified period of time that is forfeitable by the Participant until the completion of a specified period of future service, or until otherwise determined by the Committee or in accordance with the Plan and the applicable Award Agreement.

2.28 “Retirement” means early or normal retirement under a pension plan or arrangement of the Company or one of its Subsidiaries in which the Participant participates.

2.29 “Stock Appreciation Right” means, with respect to shares of Common Stock, the right to receive a payment from the Company in cash and/or shares of Common Stock equal to the product of (i) the excess, if any, of the Fair Market Value of one share of Common Stock on the exercise date over a specified base price fixed by the Committee on the Date of Grant, multiplied by (ii) a stated number of shares of Common Stock.

2.30 “Subsidiary” means a subsidiary of the Company within the meaning of Section 424(f) of the Code.

2.31 “Termination of Employment” means the voluntary or involuntary termination of a Participant’s employment with the Company or a Subsidiary for any reason, including death, disability, retirement or as the result of the divestiture of the Participant’s employer or any similar transaction in which the Participant’s employer ceases to be the Company or one of its Subsidiaries. A leave of absence approved in accordance with Company policy shall not be deemed a Termination of Employment. Whether entering military or other government service shall constitute Termination of Employment, or whether a Termination of Employment shall occur as a result of disability, shall be determined in each case by the Committee in its sole discretion. In the case of a director who is not an employee of the Company or a Subsidiary, Termination of Employment shall mean voluntary or involuntary cessation of Board service for any reason. Notwithstanding the foregoing, Termination of Employment for purposes of determining whether an Award that is “deferred compensation” and subject to Section 409A of the Code is payable from the Plan means a “separation from service” as determined under Section 409A of the Code and its corresponding regulations and related guidance.

ARTICLE III

Administration

3.01 Committee. The Plan shall be administered by a committee of the Board (the “Committee”) comprised of at least two directors of the Company. The Committee shall have exclusive and final authority in each determination, interpretation or other action affecting the Plan and its Participants. The Committee shall have the sole discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to impose such conditions and restrictions on Awards as it determines appropriate, and to take such steps in connection with the Plan and Awards granted hereunder as it may deem necessary or advisable. Subject to compliance with applicable legal requirements, the Committee may (i) delegate to any designated executive officer of the Company the power to determine the employees (other than himself or herself or any employee to whom such designated executive officer reports) to receive Awards under the Plan and the types and amounts of such Awards, subject in each case to the terms and conditions of the Plan, and (ii) delegate to a committee or individual the authority to carry out ministerial functions in respect of the Plan and Awards granted under the Plan. In addition, the Board may exercise any of the authority conferred upon the Committee hereunder. In the event of any such delegation of authority or exercise of authority by the Board, references in the Plan to the Committee shall be deemed to refer to the delegate of the Committee or the Board, as the case may be.

ARTICLE IV

Shares

4.01 Number of Shares Issuable. Subject to Section 4.02 and adjustments in accordance with Section 9.08, the maximum aggregate number of shares of Common Stock initially authorized to be issued under the Plan shall be 4,600,000 shares of Common Stock (the “Pool Limit”). The shares to be offered under the Plan shall be authorized and unissued shares of Common Stock, or issued shares of Common Stock which will have been reacquired by the Company.

4.02 Treatment of Awards. Each share of Common Stock issued or to be issued in connection with any Award other than an Option or a Stock Appreciation Right shall be counted against the Pool Limit as one share of Common Stock. Each share of Common Stock issued or to be issued in connection with any Option or Stock Appreciation Right shall be counted against the Pool Limit as 0.49 of a share of Common Stock. For these purposes, the number of shares of Common Stock taken into account with respect to a Stock Appreciation Right shall be the number of shares of Common Stock underlying the Stock Appreciation Right at grant, and not the final number of shares of Common Stock delivered upon exercise of the Stock Appreciation Right. Any shares of Common Stock previously the subject of an Award that again become available for grant pursuant to Section 4.03 shall be added back to the Pool Limit in the same proportion, and using the same multiplier, pursuant to which such Awards reduced the shares of Common Stock in the Pool Limit.

4.03 Shares Subject to Terminated Awards. Shares of Common Stock covered by any unexercised portions of terminated Options (including canceled Options) granted under ARTICLE VI, shares of Common Stock forfeited as provided in Section 7.02(d) and shares of Common Stock subject to any Award that are otherwise surrendered by a Participant or terminated may be subject to new Awards under the Plan. If any shares of Common Stock are withheld from those otherwise issuable or are tendered to the Company, by attestation or otherwise, in connection with the exercise of an Option, the gross number of shares of Common Stock covered by the award as issued or portion thereof exercised shall be deemed delivered for purposes of determining the maximum number of shares available for delivery under the Plan.

4.04 Prohibition Against Repricing. Except to the extent (i) approved in advance by holders of a majority of the shares of the Company entitled to vote generally in the election of directors or (ii) pursuant to Section 9.08, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price of any outstanding Option or base price of any outstanding Stock Appreciation Right or to grant any new Award in substitution for or upon the cancellation of Options or Stock Appreciation Rights previously granted.

ARTICLE V

Participation

5.01 Eligible Participants. Participants in the Plan shall be such key employees and directors of the Company and its Subsidiaries as the Committee, in its sole discretion, may designate from time to time. The Committee’s designation of a Participant in any year shall not require the Committee to designate such person to receive Awards in any other year. The designation of a Participant to receive an Award under a portion of the Plan does not require the Committee to include such Participant under other portions of the Plan. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the types and amounts of their respective Awards. Subject to adjustment in accordance with Section 9.08, during any calendar year no Participant shall be granted Awards in respect of more than 1,000,000 shares of Common Stock (whether through grants of Options or other Awards of Common Stock or rights with respect thereto); provided, however, that if it is the Committee’s intention as of the Date of Grant of an Award, as evidenced by the applicable Award Agreement, that such Award shall be earned by the Participant over a period of more than one calendar year, then for purposes of applying the foregoing per calendar year share limitation, the shares of Common Stock subject to such Award shall be allocated to the first calendar year in which such shares may be earned (determined without regard to possible vesting as a result of a Change in Control or pursuant to any provision of this Plan authorizing the Committee to accelerate the vesting of an Award). In the case of Awards that are denominated in cash, during any calendar year no Participant shall be granted Awards with a dollar value in excess of the Fair Market Value of 1,000,000 shares of Common Stock (such Fair Market Value determined as of the Date of Grant of the Awards).

ARTICLE VI

Stock Options and Stock Appreciation Rights

6.01 Option Awards.

(a) Grant of Options. The Committee may grant, to such Participants as the Committee may select, Options entitling the Participants to purchase shares of Common Stock from the Company in such numbers, at such prices, and on such terms and subject to such conditions, not inconsistent with the terms of the Plan, as may be established by the Committee. The terms of any Option granted under the Plan shall be set forth in an Award Agreement.

(b) Exercise Price of Options. The exercise price of each share of Common Stock which may be purchased upon exercise of any Option granted under the Plan (the “Exercise Price”) shall be determined by the Committee; provided, however, that, except in the case of any substituted Options described in Section 9.08(c), the Exercise Price shall in all cases be equal to or greater than the Fair Market Value on the Date of Grant.

(c) Designation of Options. Except as otherwise expressly provided in the Plan, the Committee may designate, at the time of the grant of an Option, such Option as an Incentive Stock Option or a Non-Qualified Stock Option; provided, however, that an Option may be designated as an Incentive Stock Option only if the applicable Participant is an employee of the Company or a Subsidiary on the Date of Grant.

(d) Special Incentive Stock Option Rules. No Participant may be granted Incentive Stock Options under the Plan (or any other plans of the Company and its Subsidiaries) that would result in Incentive Stock Options to purchase shares of Common Stock with an aggregate Fair Market Value (measured on the Date of Grant) of more than $100,000 first becoming exercisable by such Participant in any one calendar year. Notwithstanding any other provision of the Plan to the contrary, no Incentive Stock Option shall be granted to any person who, at the time the Option is granted, owns stock (including stock owned by application of the constructive ownership rules in Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary, unless at the time the Incentive Stock Option is granted the Exercise Price is at least 110% of the Fair Market Value on the Date of Grant of the Common Stock subject to the Incentive Stock Option and the Incentive Stock Option by its terms is not exercisable for more than five years from the Date of Grant.

6.02 Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. The Committee may grant, to such Participants as the Committee may select, Stock Appreciation Rights on such terms and subject to such conditions, not inconsistent with the terms of the Plan, as may be established by the Committee. Stock Appreciation Rights may be granted in tandem with Options which, unless otherwise determined by the Committee at or after the Date of Grant, shall have substantially similar terms and conditions to such Options to the extent applicable, or may be granted on a freestanding basis, not related to any Option. The terms of any Stock Appreciation Right granted under the Plan shall be set forth in an Award Agreement.

(b) Base Price. The base price for any Stock Appreciation Right shall be determined by the Committee; provided that, except in the case of any substituted Award described in Section 9.08(c), the base price shall in all cases be equal to or greater than the Fair Market Value on the Date of Grant.

6.03 Terms of Stock Options and Stock Appreciation Rights.

(a) Conditions on Exercise. An Award Agreement with respect to Options or Stock Appreciation Rights may contain such waiting periods, exercise dates and restrictions on exercise (including, but not limited to, periodic installments) as may be determined by the Committee at the time of grant.

(b) Duration of Options and Stock Appreciation Rights. Options and Stock Appreciation Rights shall terminate after the first to occur of the following events:

(i) Termination of the Award as provided in Section 6.03(e) following the Participant’s Termination of Employment; or

(ii) Ten years from the Date of Grant.

(c) Acceleration of Exercise Time. The Committee, in its sole discretion, shall have the right (but shall not in any case be obligated), exercisable at any time after the Date of Grant, to permit the exercise of any Option or Stock Appreciation Right prior to the time such Option or Stock Appreciation Right would otherwise become exercisable under the terms of the related Award Agreement.

(d) Extension of Exercise Time. In addition to the extensions permitted under Section 6.03(e) in the event of Termination of Employment, the Committee, in its sole discretion, shall have the right (but shall not in any case be obligated), exercisable on or at any time after the Date of Grant, to permit the exercise of any Option or Stock Appreciation Right after its expiration date described in Section 6.03(e), subject, however, to the limitation described in Section 6.03(b)(ii).

(e) Exercise of Options or Stock Appreciation Rights Upon Termination of Employment.

(i) Termination. In the event of Termination of Employment of a Participant other than by reason of death, disability or Retirement, all Options and Stock Appreciation Rights that were not exercisable as of the date of the Termination of Employment shall expire as of such date and the right of the Participant to exercise any Options or Stock Appreciation Rights that were exercisable as of the date of Termination of Employment shall expire 90 days after the date of such Termination of Employment, unless the exercise period is extended by the Committee in accordance with Section 6.03(d). In no event, however, may the Option be exercised later than the date of expiration of the Option or Stock Appreciation Right determined pursuant to Section 6.03(b)(ii).

(ii) Disability or Retirement. Unless otherwise provided for in an Award Agreement, in the event of a Participant’s Termination of Employment by reason of disability or Retirement, the right of the Participant to exercise all Options and Stock Appreciation Rights that were not exercisable as of the date of the Termination of Employment shall expire as of such date and all Options and Stock Appreciation Rights that he or she was entitled to exercise upon Termination of Employment shall expire three years after the date of such Termination of Employment, unless the exercise period is extended by the Committee in accordance with Section 6.03(d), provided that, in no event, however, may any Option or Stock Appreciation Right be exercised later than the date of expiration of the Option determined pursuant to Section 6.03(b)(ii).

(iii) Death. Unless otherwise provided for in an Award Agreement, in the event of the death of a Participant while employed by the Company or a Subsidiary and prior to the expiration of any Option or Stock Appreciation Right as provided pursuant to Section 6.03(e)(i) or Section 6.03(d) above, all Options and Stock Appreciation Rights that were not exercisable as of the date of death shall expire as of such date and to the extent the right to exercise the Option or Stock Appreciation Right was accrued as of the date of death, the right of the Participant’s Beneficiary to exercise the Option or Stock Appreciation Right shall expire one year after the date of the Participant’s death. In the event of the death of a Participant which occurs within any post-termination exercise period, and prior to the expiration of any Option or Stock Appreciation Right as provided pursuant to Section 6.03(e)(i) or 6.03(e)(ii)or Section 6.03(d) above, all such Options and Stock Appreciation Rights that were not exercisable as of the date of death shall expire as of such date and to the extent the right to exercise such Option or Stock Appreciation Right was accrued as of the date of such Termination of Employment and had not expired during such additional period, the right of the Participant’s Beneficiary to exercise the Option or Stock Appreciation Right, as the case may be, shall expire upon the later of one year after the date of the Participant’s death or, if applicable, three years from the date of the Participant’s Termination of Employment by reason of disability or Retirement. The exercise period may be extended by the Committee in accordance with Section 6.03(d). In no event, however, may any Option be exercised later than the date of expiration of the Option or Stock Appreciation Right determined pursuant to Section 6.03(b)(ii).

6.04 Option Exercise Procedures. The Committee shall establish procedures governing the exercise of Options, which procedures shall generally require that written or electronic notice of exercise thereof be given and that the exercise price thereof be paid in full at the time of exercise (i) in cash or cash equivalents, including by personal check, or (ii) in accordance with such other procedures or in such other forms as the Committee shall from time to time determine. The Exercise Price of any Options exercised may be paid in full or in part in the form of shares of Common Stock, based on the Fair Market Value of such shares of Common Stock on the date of exercise, subject to such rules and procedures as may be adopted by the Committee.

6.05 Stock Appreciation Right Exercise Procedures. Each Stock Appreciation Right granted under the Plan shall be exercised by written or electronic notice to the Company which must be received by the officer or employee of the Company designated in the Award Agreement at or before the close of business on the expiration date of the Award. Subject to Section 9.05, upon exercise of a Stock Appreciation Right, the Participant shall be entitled to receive payment in the form, determined by the Committee, of cash or shares of Common Stock having a Fair Market Value equal to such cash amount, or a combination of shares of Common Stock and cash having an aggregate value equal to such amount, determined by multiplying:

(i) any increase in the Fair Market Value of one share of Common Stock on the exercise date over the price fixed by the Committee on the Date of Grant of such Stock Appreciation Right, by

(ii) the number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised;

provided that on the Date of Grant, the Committee may establish, in its sole discretion, a maximum amount per share that will be payable upon exercise of a Stock Appreciation Right. Stock Appreciation Rights that are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of shares of Common Stock, and may be exercised only with respect to the shares of Common Stock for which the related Option is then exercisable.

6.06 Rights as a Stockholder. A Participant or a transferee of an Option or Stock Appreciation Right pursuant to Section 9.04 shall have no rights as a stockholder with respect to the shares of Common Stock covered by an Option or Stock Appreciation Right until that Participant or transferee shall have become the holder of record of any such shares, and no adjustment shall be made with respect to any such shares of Common Stock for dividends in cash or other property or distributions of other rights on the Common Stock for which the record date is prior to the date on which that Participant or transferee shall have become the holder of record of any shares covered by such Option; provided, however, that Participants are entitled to the adjustments set forth in Section 9.08.

6.07 Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, all Options or Stock Appreciation Rights outstanding on the date of such Change in Control shall become immediately and fully exercisable.

ARTICLE VII

Restricted Shares and Restricted Stock Units

7.01 Restricted Share and Restricted Stock Unit Awards. The Committee may grant to any Participant an Award of such number of shares of Common Stock or Restricted Stock Units on such terms, conditions and restrictions, whether based on performance standards, periods of service, retention by the Participant of ownership of specified shares of Common Stock or other criteria, as the Committee shall establish. With respect to performance-based Awards of Restricted Shares or Restricted Stock Units intended to qualify for deductibility under the “performance-based” compensation exception contained in Section 162(m) of the Code, performance targets will include specified levels of one or more of the following (in absolute terms or relative to one or more other companies or indices): adjusted net income, operating income, operating expenses, return on investment, return on stockholders’ equity, stock price appreciation, adjusted earnings before interest, taxes, depreciation and amortization, service unavailability, generator availability, OSHA recordable incident rate, customer satisfaction, relative total stockholder return, earnings per share and/or growth in earnings per share. The terms of any Restricted Share Award or Restricted Stock Unit granted under this Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with this Plan.

7.02 Terms of Restricted Share Awards.

(a) Issuance of Restricted Shares. As soon as practicable after the Date of Grant of a Restricted Share Award by the Committee, the Company shall cause to be transferred on the books of the Company or its agent, shares of Common Stock, registered on behalf of the Participant, evidencing the Restricted Shares covered by the Award, subject to forfeiture to the Company as of the Date of Grant if an Award Agreement with respect to the Restricted Shares covered by the Award is not duly executed by the Participant and timely returned to the Company. All shares of Common Stock covered by Awards under this ARTICLE VII shall be subject to the restrictions, terms and conditions contained in the Plan and the applicable Award Agreements entered into by the appropriate Participants. Until the lapse or release of all restrictions applicable to an Award of Restricted Shares the share certificates representing such Restricted Shares may be held in custody by the Company, its designee, or, if the certificates bear a restrictive legend, by the Participant. Upon the lapse or release of all restrictions with respect to an Award as described in Section 7.02(c), one or more share certificates, registered in the name of the Participant, for an appropriate number of shares as provided in Section 7.02(c), free of any restrictions set forth in the Plan and the related Award Agreement shall be delivered to the Participant.

(b) Stockholder Rights. Beginning on the Date of Grant of a Restricted Share Award and subject to execution of the related Award Agreement as provided in Section 7.02(a), and except as otherwise provided in such Award Agreement, the Participant shall become a stockholder of the Company with respect to all shares subject to the Award Agreement and shall have all of the rights of a stockholder, including, but not limited to, the right to vote such shares and, unless otherwise determined by the Committee, in its sole discretion, the right to receive dividends; provided, however, that, unless otherwise determined by the Committee, in its sole discretion, any shares of Common Stock distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed, shall be subject to the same restrictions as such Restricted Shares and held or restricted as provided in Section 7.02(a).

(c) Delivery of Shares Upon Vesting. Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, or at such earlier time as provided under the provisions of Section 7.06, the restrictions applicable to the Restricted Shares shall lapse. As of the date specified in the Award Agreement, subject to the requirements of Section 9.05, the Company shall deliver to the Participant or, in case of the Participant’s death, to the Participant’s Beneficiary, one or more share certificates for the appropriate number of shares of Common Stock, free of all such restrictions, except for any restrictions that may be imposed by law.

(d) Forfeiture of Restricted Shares. Subject to Sections 7.04 and 7.06, Restricted Shares shall be forfeited and returned to the Company and all rights of the Participant with respect to such Restricted Shares shall terminate unless the Participant continues in the service of the Company or a Subsidiary until the expiration of the forfeiture period for such Restricted Shares and satisfies any and all other conditions set forth in the Award Agreement. The Committee shall determine the forfeiture period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Share Award.

7.03 Terms of Restricted Stock Units.

(a) Rights as a Stockholder. Unless otherwise determined by the Committee at the Date of Grant and as specified in the Award Agreement, (i) any cash dividends or distributions credited to the Participant’s account shall be deemed to have been invested in additional Restricted Stock Units on the record date established for the related dividend or distribution in an amount equal to the greatest whole number which may be obtained by dividing (A) the value of such dividend or distribution on the record date by (B) the Fair Market Value of one share of Common Stock on such date, and such additional Restricted Stock Units shall be subject to the same terms and conditions as are applicable in respect of the Restricted Stock Units with respect to which such dividends or distributions were payable, and (ii) if any such dividends or distributions are paid in shares of Common Stock or other securities, such shares and other securities shall be subject to the same forfeiture period and other restrictions as apply to the Restricted Stock Units with respect to which they were paid. Unless and until the Company issues a certificate or certificates to a Participant for shares of Common Stock in respect of his or her Award of Restricted Stock Units, or otherwise determined by the Committee at or after the Date of Grant, a Participant holding outstanding Restricted Stock Units shall not be entitled to exercise any voting rights and any other rights as a stockholder with respect to the shares of Common Stock underlying such Award.

(b) Settlement of Restricted Stock Units. Unless the Committee determines otherwise at the Date of Grant and as set forth in the Award Agreement, after the lapse of the forfeiture period with respect to any Restricted Stock Units and as of the date specified in the Award Agreement, the Company shall issue the shares of Common Stock underlying such Restricted Stock Unit (plus additional shares of Common Stock for any Restricted Stock Units credited in respect of dividends or distributions) or, if the Committee so determines in its sole discretion, an amount in cash equal to the Fair Market Value of such shares of Common Stock. Upon such terms and conditions as the Committee may establish from time to time, a Participant may be permitted to defer the receipt of the shares of Common Stock or cash otherwise deliverable upon settlement of Restricted Stock Units.

7.04 Waiver of Forfeiture Period. Notwithstanding anything contained in this ARTICLE VII to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Award Agreement for a Participant who has terminated employment prior to the end of the Award Period or under other appropriate circumstances (including the death, disability or Retirement of the Participant or a material change in circumstances arising after the Date of Grant) and subject to such terms and conditions (including forfeiture of a proportionate number of the Restricted Shares or Restricted Stock Units) as the Committee shall deem appropriate.

7.05 Restriction on Transferability. None of the Restricted Shares or Restricted Stock Units may be assigned or transferred (other than by will or the laws of descent and distribution or to an inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code), pledged or sold prior to the lapse of the restrictions applicable thereto.

7.06 Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, all restrictions applicable to the Restricted Share Award or Restricted Stock Unit shall terminate fully and the Participant shall immediately have the right to the delivery of share certificates for such shares in accordance with Section 7.02(c).

ARTICLE VIII

Performance Awards

8.01 Performance Awards.

(a) Award Periods and Determinations of Awards. The Committee may grant Performance Awards to Participants. A Performance Award shall consist of the right to receive a payment (measured by the Fair Market Value of a specified number of shares of Common Stock, increases in such Fair Market Value during the Award Period and/or a fixed cash amount) contingent upon the extent to which certain predetermined performance targets have been met during an Award Period. Performance Awards may be made in conjunction with, or in addition to, any other Awards made under the Plan. The Award Period shall be determined by the Committee and as specified in the applicable Award Agreement. The Committee, in its discretion and under such terms as it deems appropriate, may permit newly eligible Participants, such as those who are promoted or newly hired, to receive Performance Awards after an Award Period has commenced.

(b) Performance Targets. The performance targets may include such goals related to the performance of the Company and/or the performance of a Participant as may be established by the Committee in its sole discretion.

In the case of Performance Awards intended to qualify for deductibility under the “performance-based” compensation exception contained in Section 162(m) of the Code, the targets will include specified levels of one or more of the following (in absolute terms or relative to one or more other companies or indices): adjusted net income, operating income, operating expenses, return on investment, return on stockholders’ equity, stock price appreciation, adjusted earnings before interest, taxes, depreciation and amortization, service unavailability, generator availability, OSHA recordable incident rate, customer satisfaction, relative total stockholder return, earnings per share and/or growth in earnings per share. The performance targets established by the Committee may vary for different Award Periods and need not be the same for each Participant receiving a Performance Award in an Award Period. Except to the extent inconsistent with the performance-based compensation exception under Section 162(m) of the Code, in the case of Performance Awards granted to Participants to whom such section is applicable, the Committee, in its sole discretion, but only under extraordinary circumstances as determined by the Committee, may change any prior determination of performance targets for any Award Period at any time prior to the final determination of the value of a related Performance Award when events or transactions occur to cause such performance targets to be an inappropriate measure of achievement.

(c) Earning Performance Awards. The Committee, on or as soon as practicable after the Date of Grant, shall prescribe a formula to determine the percentage of the applicable Performance Award to be earned based upon the degree of attainment of performance targets.

(d) Payment of Earned Performance Awards. Payments of earned Performance Awards shall be made in Options, Stock Appreciation Rights, shares of Common Stock, cash, or a combination thereof, in the discretion of the Committee and as set forth in the Award Agreement. The Committee, in its sole discretion and as set forth in the Award Agreement, may provide such terms and conditions with respect to the payment of earned Performance Awards as it may deem desirable.

8.02 Terms of Performance Awards.

(a) Termination of Employment. Unless otherwise provided below or in Section 8.03, in the case of a Participant’s Termination of Employment prior to the end of an Award Period, the Participant will not have earned any Performance Awards for that Award Period.

(b) Retirement. If a Participant’s Termination of Employment is because of Retirement prior to the end of an Award Period, the Participant will not be paid any Performance Award, unless the Committee, in its sole and exclusive discretion, determines that an Award should be paid. In such a case, the Participant shall be entitled to receive a pro-rata portion of his or her Award as determined under subsection (d).

(c) Death or Disability. If a Participant’s Termination of Employment is due to death or to disability (as determined in the sole and exclusive discretion of the Committee) prior to the end of an Award Period, the Participant or the Participant’s Beneficiary, as the case may be, shall be entitled to receive a pro-rata share of his or her Award as determined under subsection (d).

(d) Pro-Rata Payment. The amount of any payment to be made to a Participant whose employment is terminated by Retirement, death or disability (under the circumstances described in subsections (b) and (c)) will be the amount determined by multiplying (i) the amount of the Performance Award that would have been earned through the end of the Award Period had such employment not been terminated by (ii) a fraction, the numerator of which is the number of whole months such Participant was employed during the Award Period, and the Denominator of which is the total number of months of the Award Period. Any such payment made to a Participant whose employment is terminated prior to the end of an Award Period shall be made as of such date specified in the Award Agreement. Any partial payment previously made or credited to a deferred account for the benefit of a Participant in accordance with Section 8.01(d) of the Plan shall be subtracted from the amount otherwise determined as payable as provided in this Section 8.02(d).

(e) Other Events. Notwithstanding anything to the contrary in this ARTICLE VIII, the Committee may, in its sole and exclusive discretion, determine to pay all or any portion of a Performance Award to a Participant who has terminated employment prior to the end of an Award Period or under other appropriate circumstances (including the death, disability or Retirement of the Participant or a material change in circumstances arising after the Date of Grant), subject to such terms and conditions (including forfeiture of a proportionate portion of the Performance Award) as the Committee shall deem appropriate.

8.03 Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, all Performance Awards for all Award Periods shall immediately become fully payable to all Participants and shall be paid to Participants within 30 days after such Change in Control.

ARTICLE IX

Terms Applicable to All Awards Granted Under the Plan

9.01 Plan Provisions Control Award Terms. The terms of the Plan shall govern all Awards granted under the Plan, and in no event shall the Committee have the power to grant any Award under the Plan the terms of which are contrary to any of the provisions of the Plan. In the event any provision of any Award granted under the Plan shall conflict with any term in the Plan as constituted on the Date of Grant of such Award, the term in the Plan as constituted on the Date of Grant of such Award shall control. All Awards granted under the terms of the plan and any related Award Agreement shall be structured to comply with 409A of the Code, its corresponding Treasury regulations and related guidance. Without limiting the foregoing, if and to the extent that any Award is deemed to be deferred compensation for purposes of Section 409A of the Code, the payment of such Award shall only be made upon the occurrence of an event that is permissible payment event for purposes of Section 409A of the Code.

9.02 Award Agreement. No person shall have any rights under any Award granted under the Plan unless and until the Company and the Participant to whom such Award shall have been granted shall have executed and delivered an Award Agreement or the Participant shall have received notice of the Award authorized by the Committee.

9.03 Modification of Award After Grant. No Award granted under the Plan to a Participant may be modified (unless such modification does not materially decrease the value of that Award) after its Date of Grant except by express written agreement between the Company and such Participant, provided that any such change (i) may not be inconsistent with the terms of the Plan, and (ii) shall be approved by the Committee; provided, however, that, with the exception of adjustments permitted in Section 9.08, the Exercise Price of any outstanding Award granted under the Plan may not be reduced after the Date of Grant nor may any outstanding Award granted under the Plan be surrendered to the Company in exchange for a new Award with a lower Exercise Price nor may any other action that would constitute repricing under the applicable rules of the New York Stock Exchange be taken with respect to any outstanding Award.

9.04 Limitation on Transfer. Except as provided in Section 7.05 in the case of Restricted Shares, a Participant’s rights and interest under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution and, during the lifetime of a Participant, only the Participant personally (or, if applicable, the Participant’s Beneficiary) may exercise rights under the Plan. The Participant’s Beneficiary may exercise the Participant’s rights to the extent they are exercisable under the Plan following the death of the Participant. Notwithstanding the foregoing, the Committee may grant Non-Qualified Stock Options that are transferable, without payment of consideration, to immediate family members of the Participant, to trusts or partnerships for such family members, or to such other parties as the Committee may approve (as evidenced by the applicable Award Agreement or an amendment thereto), and the Committee may also amend outstanding Non-Qualified Stock Options to provide for such transferability.

9.05 Withholding Taxes. The Company shall be entitled, if the Committee deems it necessary or desirable, to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any amount payable and/or shares issuable under such Participant’s Award or with respect to any income recognized upon a disqualifying disposition of shares received pursuant to the exercise of an Incentive Stock Option, and the Company may defer payment of cash or issuance of shares upon exercise or vesting of an Award unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Committee and shall be payable by the Participant at such time as the Committee determines. With the approval of the Committee, the Participant may elect to meet his or her withholding requirement (i) by having withheld from such Award at the appropriate time that number of shares of Common Stock, rounded up to the next whole share, the Fair Market Value of which is equal to the amount of the minimum withholding taxes due, (ii) by direct payment to the Company in cash of the minimum amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of withholding such shares and paying cash.

9.06 Surrender of Awards. Any Award granted under the Plan may be surrendered to the Company for cancellation on such terms as the Committee and the Participant approve.

9.07 Cancellation and Rescission of Awards.

(a) Detrimental Activities. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred Awards at any time if the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan, or if the Participant engages in any “Detrimental Activity” (as determined by the Committee in its sole discretion). For purposes of this Section 9.07, “Detrimental Activity” shall include: (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company; (ii) the disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential information or material relating to the business of the Company, acquired by the Participant either during or after employment with the Company; (iii) any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company; or (iv) any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company.

(b) Certification. Upon exercise, payment or delivery pursuant to an Award, the Participant shall certify in a manner acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan. In the event a Participant fails to comply with the provisions of paragraphs (a)(i)-(iv) of this Section 9.07 prior to, or during the six months after, any exercise, payment or delivery pursuant to an Award, such exercise, payment or delivery may be rescinded within two years thereafter. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company.

9.08 Adjustments to Reflect Capital Changes.

(a) Recapitalization. The number and kind of shares subject to outstanding Awards, the Exercise Price or base price of an Award, the number and kind of shares available for Awards subsequently granted under the Plan and the maximum number of shares in respect of which Awards can be made to any Participant in any calendar year shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Plan or the

Awards granted under the Plan. The Committee shall have the power and sole discretion to determine the amount of the adjustment to be made in each case.

(b) Certain Mergers. After any Merger in which the Company is not the surviving corporation or pursuant to which a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, or converted into, or otherwise become shares of another corporation, the surviving, continuing, successor or purchasing corporation, as the case may be (the “Acquiring Corporation”), will either assume the Company’s rights and obligations under outstanding Award Agreements or substitute awards in respect of the Acquiring Corporation’s stock for outstanding Awards, provided, however, that if the Acquiring Corporation does not assume or substitute for such outstanding Awards, the Board shall provide prior to the Merger that any unexercisable and/or unvested portion of the outstanding Awards shall be immediately exercisable and vested as of a date prior to such Merger, as the Board so determines. The exercise and/or vesting of any Award that was permissible solely by reason of this Section 9.08 shall be conditioned upon the consummation of the Merger. Any Awards which are neither assumed by the Acquiring Corporation nor exercised as of the date of the Merger shall terminate effective as of the effective date of the Merger. Comparable rights shall accrue to each Participant in the event of successive Mergers of the character described above.

(c) Options to Purchase Shares or Stock of Acquired Companies. After any Merger in which the Company or a Subsidiary shall be a surviving corporation, the Committee may grant Options or other Awards under the provisions of the Plan, pursuant to Section 424 of the Code or as is otherwise permitted under the Code, in full or partial replacement of or substitution for old stock options granted under a plan of another party to the merger whose shares of stock subject to the old options may no longer be issued following the Merger. The manner of application of the foregoing provisions to such options and any appropriate adjustments in the terms of such stock options shall be determined by the Committee in its sole discretion. Any such adjustments may provide for the elimination of any fractional shares which might otherwise become subject to any Options. The foregoing shall not be deemed to preclude the Company from assuming or substituting for stock options of acquired companies other than pursuant to this Plan.

(d) Adjustments. Any adjustment to outstanding Awards shall be consistent with Sections 409A and 424 of the Code, to the extent applicable.

9.09 Recoupment. Pursuant to the Company’s recoupment policies, if applicable, a Participant may be required to reimburse the Company for any compensation paid to such Participant with respect to an Award granted under this Plan upon the occurrence of certain specified events set forth in the Company’s applicable recoupment policies.

9.10 Legal Compliance. Shares of Common Stock shall not be issued hereunder unless the issuance and delivery of such shares shall comply with applicable laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

9.11 No Right to Employment. No Participant or other person shall have any claim of right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the service of the Company or any of its Subsidiaries.

9.12 Awards Not Includable for Benefit Purposes. Payments received by a Participant pursuant to the provisions of the Plan shall not be included in the determination of benefits under any pension, group insurance or other benefit plan applicable to the Participant which is maintained by the Company or any of its Subsidiaries, except as may be provided under the terms of such plans or determined by the Board.

9.13 Governing Law. This Plan, and any agreement or determination shall be governed by the laws of the State of Maryland, regardless of principles of conflict of laws, except to the extent that the law of the State of Maryland specifically and mandatorily applies.

9.14 No Strict Construction. No rule of strict construction shall be implied against the Company, the Committee or any other person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Committee.

9.15 Captions. The captions (i.e., all Section headings) used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions had been used in the Plan.

9.16 Severability. Whenever possible, each provision in the Plan and every Award at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then (i) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (ii) all other provisions of the Plan, such Award and every other Award at any time granted under the Plan shall remain in full force and effect.

9.17 Amendment and Termination.

(a) Amendment. The Board shall have complete power and authority to amend the Plan at any time; provided, that no termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted under the Plan, materially adversely affect the right of such individual under such Award; and provided further, that no such alteration or amendment of the Plan shall, without approval by the stockholders of the Company (i) increase the total number of shares of Common Stock which may be issued or delivered under the Plan, (ii) increase the total number of shares which may be covered by Awards to any Participant, or (iii) change the minimum Option Exercise Price or base price of a Stock Appreciation Right or otherwise reprice an outstanding Award.

(b) Termination. The Board shall have the right and the power to terminate the Plan at any time. No Award shall be granted under the Plan after the termination of the Plan, but the termination of the Plan shall not have any other effect and any Award outstanding at the time of the termination of the Plan may be exercised after termination of the Plan at any time prior to the expiration date of such Award to the same extent such Award would have been exercisable had the Plan not been terminated. A termination of the Plan will comply with Section 409A of the Code, its corresponding Treasury regulations and related guidance.

9.18 Compliance with Law. The Plan is intended to comply with applicable law. Without limiting the foregoing, the Plan is intended to comply with the applicable requirements of Section 409A of the Code and its corresponding regulations and related guidance, and shall be administered in accordance with Section 409A of the Code to the extent it applies to the Plan. To the extent that any provision of the Plan or an Award Agreement would cause a conflict with the requirements of Section 409A of the Code or would cause the administration of the Plan to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.

(A) Your Board recommends a vote “FOR” the listed nominees in Item 1 and “FOR” Items 2 and 3.
(B) Your Board recommends a vote “AGAINST” Item 4.	Please	☐
Mark Here for Address Change
SEE REVERSE SIDE

		FOR all nominees	WITHHOLD for all nominees						FOR	AGAINST	ABSTAIN
Item 1 –	Election of the following nominees as directors:	☐	☐	To withhold authority to vote for any individual nominee, strike a line through the nominee’s name below.			Item 4 –	Stockholder proposal relating to a shareholder say on executive pay.	☐	☐	☐

	01 H. Furlong Baldwin 02 Eleanor Baum 03 Paul J. Evanson 04 Cyrus F. Freidheim, Jr.	05 Julia L. Johnson 06 Ted J. Kleisner 07 Christopher D. Pappas		08 Steven H. Rice 09 Gunnar E. Sarsten 10 Michael H. Sutton
				FOR	AGAINST	ABSTAIN
Item 2 –	Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for 2008.			☐	☐	☐
				FOR	AGAINST	ABSTAIN
Item 3 –	Proposal to approve the Allegheny Energy, Inc. 2008 Long-Term Incentive Plan.			☐	☐	☐

(C) Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign below

Signature	Signature	Date	2008
Please sign your name(s) exactly as show above. Joint owners should each sign.

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Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 15, 2008: Our proxy statement, annual report to our stockholders and Form 10-K for fiscal year 2007 are available on our website at www.alleghenyenergy.com/proxymaterials.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

See reverse side for Internet, telephone or mail instructions.

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Admission Ticket	NO ONE ADMITTED	New York Marriott Marquis Hotel
ALLEGHENY ENERGY, INC.	WITHOUT A TICKET	1535 Broadway
2008 Annual Meeting of Stockholders	Picture Identification Required	New York, New York
Thursday, May 15, 2008 at 9:30 A.M.

800 CABIN HILL DRIVE GREENSBURG, PA 15601

PROXY FOR USE AT ANNUAL MEETING OF STOCKHOLDERS

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Allegheny Energy, Inc., a Maryland corporation (the “Company”), hereby appoints Paul J. Evanson, David M. Feinberg and Daniel M. Dunlap and each of them, as Proxies for the undersigned with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held at the New York Marroitt Marquis Hotel, 1535 Broadway, New York, New York on May 15, 2008 at 9:30 A.M., Eastern Daylight Savings Time, and at the meeting and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all power possessed by the undersigned as if personally present at the meeting and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

When properly executed and returned, this proxy will be voted as specified by the undersigned stockholder. If no voting specification is made, this proxy will be voted “FOR” all nominees in Item 1, “FOR” Items 2 and 3 and “AGAINST” Item 4. Further, when properly executed and returned, this proxy will be voted in accordance with the proxy holders’ discretion on any other matters that may properly come before the meeting.

This proxy is continued on the reverse side. Please mark, sign, and date on the reverse side and return promptly.

Address Change (Mark the corresponding box on the reverse side)

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WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 14, 2008.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone
http://www.proxyvoting.com/aye Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

You can now access your account online at http://www.bnymellon.com/shareowener

Get current information on your stockholder account via Investor ServiceDirect® (ISD)
• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

If you prefer to contact us by telephone, call 1-800-648-8389.

For technical assistance with your online account, call 1-877-978-7778 between 9 A.M.-7 P.M. Monday-Friday Eastern Time.

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